UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AVANIR PHARMACEUTICALS, INC.

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20 Enterprise, Suite 200

Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 12, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avanir Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which will be held on February 12, 2014, at 9:00 a.m. local time, at the Renaissance ClubSport Aliso Viejo Hotel, 50 Enterprise, Aliso Viejo, California (the “Annual Meeting”). Only stockholders who held stock at the close of business on the record date, December 16, 2013, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of two Class I directors; (2) the ratification of the selection of KMJ Corbin & Company, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014, (3) an advisory (non-binding) vote on the Company’s executive compensation, (4) the approval of the Company’s 2014 Incentive Plan, (5) the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000 shares and (6) the transaction of any other business that may properly come before the meeting or any adjournment thereof. No other items of business are expected to be considered at the meeting and no other director nominees will be entertained, pursuant to the Company’s Bylaws.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Proposal 1 relates solely to the election of the two directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each nominee and proposal described in the Proxy Statement.

We are pleased to make use of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders via the Internet. We believe the ability to deliver proxy materials electronically allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact from the distribution of our Annual Meeting materials.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Keith A. Katkin

President and Chief Executive Officer

December 18, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE VIA THE INTERNET OR OVER THE TELEPHONE AS INSTRUCTED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND ON THE ENCLOSED PROXY CARD OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THE PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY.

20 Enterprise, Suite 200

Aliso Viejo, California 92656

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 12, 2014

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Avanir Pharmaceuticals, Inc. (“Avanir” or the “Company”) for use at the Company’s 2014 Annual Meeting of Stockholders, to be held at the Renaissance ClubSport Aliso Viejo Hotel, 50 Enterprise, Aliso Viejo, California, on February 12, 2014, at 9:00 a.m. local time. We intend to make this proxy statement available via the Internet on December 27, 2013 and the mailing date of the Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders will be on or about January 3, 2014. Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our materials by notifying you of the availability of our proxy materials on the Internet. The proxy statement and 2013 Annual Report are available at www.avanir.com in the “SEC filings” subsection of the “Investors” tab.

The Notice instructs you as to how you may access and review important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

For a proxy to be effective, it must be properly executed and received prior to the Annual Meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for the proposals and nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay them additional compensation for any of these services.

Shares Outstanding and Voting Rights

Only holders of record of our common stock (“common stock”) at the close of business on December 16, 2013 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 152,111,721 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment thereof.

Persons who hold shares of Avanir common stock directly on the Record Date and not through a broker, bank or other financial institution (“record holders”) must return a proxy card or attend the Annual Meeting in person in order to vote on the proposals. Persons who hold shares of Avanir indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders or return a proxy leaving these shares un-voted (a “broker non-vote”). Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions and broker non-votes under each proposal are described below:

Proposal No. 1 — Election of directors. Directors are elected by a plurality, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. However, as described below, we have adopted a majority vote standard under our Bylaws, which means that directors may not be eligible to retain their Board seat if there is a greater number of votes “AGAINST” their election than “FOR” their election. Under the majority vote standard, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Proposal No. 2 — Ratification of selection of independent registered public accounting firm. This proposal must be approved by a majority of the shares present and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — Advisory (non-binding) vote on executive compensation. This advisory proposal will be approved if a majority of the shares present and entitled to vote on the proposal are voted in favor of the resolution. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 4 — Approval of the 2014 Incentive Plan. This proposal must be approved by a majority of the shares present and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 5 — Amendment of the Company’s Certificate of Incorporation. This proposal must be approved by a majority of the outstanding shares. As a result, abstentions and broker non-votes on this proposal will have the same effect as a “no” vote.

We encourage you to vote by proxy, whether via telephone, through the Internet or mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual Meeting. Any record holder of our common stock may attend the Annual Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the Annual Meeting.

Beneficial holders of our common stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the Annual Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Avanir on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial holders cannot vote at the Annual Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. The total Board size is currently fixed at seven directors. Currently, the Class I directors (whose terms expire at the Annual Meeting) are Corinne H. Nevinny and Dennis G. Podlesak. The Class II directors (whose terms expire at the 2015 annual meeting of stockholders) are Keith A. Katkin and Hans E. Bishop. The Class III directors (whose terms expire at the 2016 annual meeting of stockholders) are David J. Mazzo, Ph.D., Craig A. Wheeler and Scott M. Whitcup, M.D. Class I directors elected at the Annual Meeting will hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Bylaws of the Company.

As described below, the Board has nominated Ms. Nevinny and Mr. Podlesak for reelection as Class I directors at the Annual Meeting. Both nominees have indicated their willingness to serve if elected. Should either of the nominees become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Corporate Governance Committee considers each potential nominee’s scientific and business experience, skills and characteristics, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and prospects, and willingness to devote adequate time to Board duties. These criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.avanir.com.

After reviewing the qualifications of potential Board candidates, the Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Corporate Governance Committee, the Board nominated Ms. Nevinny and Mr. Podlesak for reelection as Class I directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

The Corporate Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Corporate Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Stockholder Proposals.”

Although the Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Nominees and Incumbent Directors

The Corporate Governance Committee has recommended, and the Board has nominated, Ms. Nevinny and Mr. Podlesak to be reelected Class I directors at the Annual Meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected a director of the Company; their respective ages as of the date of filing of this proxy statement; the positions currently held with the Company; the year their current term will expire; and their current class.

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company	Year Current Term Expires	Current Director Class
Nominees for Class I Directors:
Corinne H. Nevinny (2013)	53	Director	2014	I
Dennis G. Podlesak (2005)	55	Director	2014	I
Continuing Directors:
Keith A. Katkin (2007)	42	President, Chief Executive Officer, Director	2015	II
Hans E. Bishop (2012)	49	Director	2015	II
David J. Mazzo, Ph.D. (2005)	56	Director	2016	III
Craig A. Wheeler (2005)	53	Chairman of the Board of Directors	2016	III
Scott M. Whitcup, M.D. (2005)	54	Director	2016	III

Class I Directors Nominated for Election

The following persons have been nominated by the Board to be elected as Class I directors at the 2014 Annual Meeting.

Corinne H. Nevinny joined the Board in March 2013 and currently serves as Chairperson of our Audit Committee and as a member of our Compensation Committee. Ms. Nevinny is currently General Partner of LMNVC LLC, a privately held venture firm, a position she has held since October 2010. From September 2009 to August 2010, Ms. Nevinny served as General Manager, Cardiac Surgery and Vascular, at Edwards Lifesciences Corporation, a leading cardiovascular technology company. Prior to assuming that position, she was President of Global Operations at Edwards Lifesciences from December 2005 until September 2009. Ms. Nevinny served as Corporate Vice President, Chief Financial Officer and Treasurer of Edwards Lifesciences Corporation from March 2003 until December 2005. From 1998 until 2003, Ms. Nevinny was Vice President and Chief Financial Officer of Tularik, Inc., a biotechnology company. From 1996 until 1998, Ms. Nevinny was Executive Director for the health care group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny also serves on the board of directors of Neurocrine Biosciences, Inc. and previously served on the board of directors of Onyx Pharmaceuticals, Inc. from October 2005 until October 2013, both of which are biopharmaceutical companies, as well as three private companies. Ms. Nevinny received a B.S. degree in industrial engineering from Stanford University and her M.B.A. from Harvard Business School. Based on Ms. Nevinny’s experience within the pharmaceutical industry, her executive experience at other companies in the biotechnology industry and her financial expertise, the Board believes Ms. Nevinny has the appropriate set of skills to serve as a member of our Board.

Dennis G. Podlesak joined the Board in March 2005 and currently serves on our Compensation Committee and our Science Committee. Since November 2007, Mr. Podlesak has been a Partner with Domain Associates LLC, a life science focused venture capital firm, and has over 20 years of experience within the pharmaceutical industry. While at Domain, Mr. Podlesak was a Founder and the Chief Executive Officer of Calixa Therapeutics, Inc., a biopharmaceutical company that was acquired by Cubist Pharmaceuticals, Inc. in December 2009. Mr. Podlesak was also the Executive Chairman of Corthera, Inc., a biopharmaceutical company, which was acquired by Novartis AG in January 2010. Prior to Domain, from June 2005 to November 2007, Mr. Podlesak served as the Chief Executive Officer and a member of the board of directors of Cerexa, Inc., a biotechnology company. Cerexa, Inc. became a wholly-owned subsidiary of Forest Laboratories after being acquired by Forest in January 2007. Prior to Cerexa, from 2004 to 2005, Mr. Podlesak served as the Chief Executive Officer and as a member of the board of directors of Peninsula Pharmaceuticals and, in June 2005, Mr. Podlesak led the sale of

Peninsula to Johnson & Johnson. Prior to joining Peninsula, Mr. Podlesak served with Novartis AG, a healthcare company, as a Senior Vice President and Head of a North American Business Unit, and as a member of the Pharmaceutical Executive Committee and Global Leadership Team. Earlier in his career, Mr. Podlesak served as Vice President and Head of the CEC division of Allergan, Inc., a healthcare company, and was a member of Allergan’s North American and Global Management Team. Mr. Podlesak spent the first ten years of his career with SmithKline Beecham, a healthcare company (now GlaxoSmithKline plc). Mr. Podlesak has served on a number of public company and private boards, and is currently a member of the board of directors of Adynxx, Inc., a privately held pharmaceutical company, Regado Biosciences, Inc., a publicly traded biotechnology company, RightCare Solutions, Inc., a privately held healthcare technology company, Syndax Pharmaceuticals, Inc., a privately held pharmaceutical company, and Domain Russia Investments Ltd., a private venture capital firm. Mr. Podlesak received a B.A. and an M.B.A. degree from Pepperdine University and has completed postgraduate studies at the Wharton School, University of Pennsylvania. Based on Mr. Podlesak’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer at other successful companies in the biotechnology industry, as well as his service on other boards of directors in the biotechnology industry, the Board believes Mr. Podlesak has the appropriate set of skills to serve as a member of our Board.

Class II Directors continuing in office until 2015

Keith A. Katkin was appointed President and Chief Executive Officer of Avanir and was elected as a member of the Board in March of 2007. From July 2005 until March 2007, Mr. Katkin served as Senior Vice President of Sales and Marketing. Prior to joining Avanir, Mr. Katkin previously served as Vice President, Commercial Development for Peninsula Pharmaceuticals, playing a key role in the management and ultimate sale of the company to Johnson & Johnson in 2005. Additionally, Mr. Katkin’s employment experience includes leadership roles at InterMune, Amgen and Abbott Laboratories. Mr. Katkin also served as strategic advisor to Cerexa, a pharmaceutical company that was sold to Forest Laboratories in 2007. Mr. Katkin received a B.S. degree in Business and Accounting from Indiana University and an M.B.A. degree in Finance from the Anderson School of Management at UCLA, graduating with honors. Mr. Katkin became a licensed Certified Public Accountant in 1995. The Board has concluded that Mr. Katkin should serve on our Board based on his length of employment with the Company, deep knowledge of our Company gained from his positions as President and Chief Executive Officer and his substantial experience in the pharmaceutical industry.

Hans E. Bishop has served on the Board since May 2012. Mr. Bishop is the chief executive officer of Juno Therapeutics, an oncology company. Prior to joining Juno Therapuetics, Mr. Bishop was the chief operating officer of Photothera Inc., a late-stage medical device company, from February 2012 until October 2013. Prior to joining Photothera Inc., Mr. Bishop served as Executive Vice President and Chief Operating Officer at Dendreon Corporation from January 2010 to September 2011. His previous roles have included President of the specialty medicine business at Bayer Healthcare Pharmaceuticals Inc. from December 2006 to January 2010, where he was responsible for a diverse portfolio of neurology, oncology and hematology products, growing the division into a €3 billion global franchise. Mr. Bishop also held various positions at Chiron Corporation, Glaxo Wellcome, and SmithKline Beecham. In addition, he served as Executive Vice President of operations with a global telecom service company. Mr. Bishop served as chairman of the board of Genesis Biopharma, Inc., a biotechnology company, from January 2012 until November 2012. Mr. Bishop received a B.S. degree in chemistry from Brunel University in London. Based on Mr. Bishop’s experience within the pharmaceutical industry and his executive experience at other companies in the biotechnology industry, the Board believes Mr. Bishop has the appropriate set of skills to serve as a member of our Board.

Class III Directors continuing in office until 2016

David J. Mazzo, Ph.D. has served as a member of the Board since July 2005 and he currently serves as Chairperson of our Compensation Committee and as a member of our Science Committee. Currently, he is the President and Chief Executive Officer and member of the board of Regado Biosciences, Inc., a publicly traded biopharmaceutical company. From April 2007 through March 2008, Dr. Mazzo served as President and Chief Executive Officer and member of the board of Æterna Zentaris, Inc., a global biopharmaceutical company with products and a therapeutic focus in the areas of oncology and endocrinology. From April 2003 through March 2007, Dr. Mazzo served as President and Chief Executive Officer and member of the board of Chugai Pharma USA, a pharmaceutical company. Dr. Mazzo has spent more than 28 years in the pharmaceutical industry and has held positions of increasing responsibility with Merck, Baxter, Rhône-Poulenc Rorer, Hoechst Marion Roussel and Schering-Plough. Dr. Mazzo holds a B.A. degree in Honors (Interdisciplinary Humanities) and a B.S. degree in Chemistry from Villanova University, as well as an M.S. degree in Chemistry and a Ph.D. degree in Analytical Chemistry from the University of Massachusetts (Amherst). He further complemented his American education as a Research Fellow at the Ecole Polytechnique Fédérale de Lausanne, Switzerland. Dr. Mazzo serves as non-executive Chairman of the board of directors of pSivida, Inc., a global public biopharmaceutical company. Based on Dr. Mazzo’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer at other companies in the biotechnology industry, as well as his service on other boards of directors in the biotechnology industries, the Board believes Dr. Mazzo has the appropriate set of skills to serve as a member of our Board.

Craig A. Wheeler has served as our Chairman of the Board since May 2007 and currently serves as a member of our Audit Committee and Chairperson of each of our Corporate Governance Committee and Executive Committee. Mr. Wheeler serves as a director and as Chief Executive Officer of Momenta Pharmaceuticals, Inc. Prior to joining Momenta in August 2006, Mr. Wheeler was President of Chiron BioPharmaceuticals for five years, a division of Chiron Corporation, until it was acquired by Novartis AG in 2006. In this position he was responsible for all aspects of the division including commercial, research, development and manufacturing. Mr. Wheeler serves on the board of directors for the Generic Pharmaceutical Associates (GPHA) and is a member of their executive committee. He currently serves on the Cornell Biomedical Engineering Advisory Board, and serves on the Gene Partnership Advisory Board for the Children’s Hospital of Boston. Mr. Wheeler holds B.S. and M.S. degrees in chemical engineering from Cornell University and an M.B.A. degree from the Wharton School of the University of Pennsylvania, where he majored in marketing and finance. Mr. Wheeler’s experience within the pharmaceutical industry and his management experience at other companies in the biotechnology industry make him a valuable member of our Board.

Scott M. Whitcup, M.D. joined the Board in September 2005 and currently serves on our Corporate Governance Committee and Executive Committee and as Chairperson of our Science Committee. He serves as Executive Vice President and Head of Research and Development of Allergan, Inc. Dr. Whitcup has served in this role since July 2004 and is responsible for Allergan’s drug discovery efforts, as well as the ophthalmology, Botox®/neurology, urology, skin care, medical devices and other new technology development programs worldwide. Dr. Whitcup was given the additional title of Chief Scientific Officer in 2009. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology and, in January 2004, he became Allergan’s Senior Vice President, Development, Ophthalmology. From 1993 until 2000, Dr. Whitcup served as the Clinical Director of the National Eye Institute at the National Institutes of Health. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute / David Geffen School of Medicine at UCLA. Dr. Whitcup graduated from Cornell University Medical College and completed residency training both in internal medicine at UCLA Medical Center and in ophthalmology at the Massachusetts Eye and Ear Infirmary-Harvard Medical School. He then received fellowship training in uveitis and ocular immunology at the National Eye Institute. Dr. Whitcup is currently a member of the board of Questcor Pharmaceuticals, Inc., a pharmaceutical company. Dr. Whitcup’s scientific expertise and involvement in drug discovery efforts allow him to provide unique perspective to our operations and, accordingly, our Board believes Dr. Whitcup has the appropriate skill set to serve on our Board.

Vote Required

The two nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class I directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors. If any of the nominees receives more votes against his or her election than for his or her election and that nominee is nevertheless elected under the plurality vote standard in an uncontested election, that director will be required under our Bylaws to submit a conditional resignation to the Company. This resignation will then be considered by the Corporate Governance Committee, taking into account the circumstances of the election, and a recommendation will be presented to the disinterested members of the Board, who will then vote whether to accept the resignation.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of both nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KMJ Corbin & Company, LLP (“KMJ”) as our independent registered public accounting firm for the fiscal year ending September 30, 2014, and has further directed that we submit the selection of KMJ for ratification by our stockholders at the Annual Meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder approval. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of KMJ. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2013 for services rendered by KMJ were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by KMJ in the fiscal year ended September 30, 2013 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

KMJ has reviewed our interim financial statements since the quarter ended March 31, 2007 and has audited our annual financial statements since the year ended September 30, 2007. Representatives of KMJ are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by KMJ for professional services rendered for the fiscal years ended September 30, 2013 and 2012. These fees are for work invoiced in the fiscal years indicated.

	2013	2012
Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with statutory and regulatory filings or engagements	$229,000	$213,720
Other Fees:
Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	64,260	37,854
Tax Fees
Consists of fees billed for tax compliance, tax advice and tax planning	—	—
All Other Fees
Consists of fees billed for other products and services not described above	32,776	26,741

Total Other Fees	97,036	64,595

Total All Fees	$326,036	$278,315

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as voting against the proposal. Because broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation (a so-called “say-on-pay” vote), as well as an advisory vote with respect to whether future say-on-pay votes will be held every one, two or three years (a so-called “say-on-frequency” vote).

We have conducted say-on-pay votes each year since our 2011 Annual Meeting of Stockholders. At each of such meetings, a majority of stockholders present and entitled to vote on the proposal approved the say-on-pay proposal. We also conducted a say-on-frequency vote at our 2011 Annual Meeting of Stockholders. At such meeting, a majority of stockholders present and entitled to vote on the proposal selected one year as the desired frequency of future stockholder say-on-pay votes with respect to the say-on-frequency proposal. In light of the results of such stockholder vote, the Board adopted a resolution to hold a say-on-pay vote annually. Accordingly, this Proposal No. 3 seeks an advisory vote of stockholders with respect to the executive compensation of the Company’s named executive officers.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract, motivate and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase stockholder value. The Compensation Discussion and Analysis section starting on page 28 provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Compensation Committee. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

RESOLVED, that the stockholders of Avanir Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of the Company’s “named executive officers” (as defined in the Proxy Statement), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s definitive proxy statement for the 2014 Annual Meeting of Stockholders.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF 2014 INCENTIVE PLAN

At the Annual Meeting, the stockholders of the Company will be asked to approve the adoption of the 2014 Incentive Plan (the “2014 Plan”), including the material terms of performance goals for performance awards granted under the 2014 Plan. The 2014 Plan will become effective only after approval of stockholders at the Annual Meeting.

The Board believes that equity awards are important to incentivize our employees, including our executive officers, and our directors to remain with the Company, to motivate them to help achieve our corporate objectives, and to align their interests with those of our stockholders. The Board has recommended approval of the 2014 Plan, which allows for the issuance of equity-based awards, because it believes, after consulting with Radford, its compensation consultant, that the Company does not currently have a sufficient number of shares available under our 2005 Equity Incentive Plan (the “2005 Plan”) for new awards.

The Board believes that the 2014 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•	Independent Committee. The 2014 Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet the NASDAQ standards for independence.

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the 2014 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company, the 2014 Plan prohibits any repricing of stock options or SARs without stockholder approval.

•

Performance Awards. Under the 2014 Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) as well as other performance-based awards.

•	Share Counting. Each award granted under the 2014 Plan, other than a stock option or SAR, will be counted against the share pool at a ratio of 1.32 shares to each share underlying the award.

Existing Equity Plan Information

Effective March 2013, the Company was no longer able to issue grants from its 2003 Equity Incentive Plan (the “2003 Plan”), which expired by its terms. At present, the Company has one existing equity incentive plan (the 2005 Plan), which was previously approved by our stockholders. As of December 13, 2013, our 2005 Plan has 191,126 shares available for grant as equity awards and contains an annual evergreen provision on the first day of the Company’s fiscal year equal to the lesser of (1) 1% of the number of shares of the Company’s common stock outstanding on the last day of the preceding fiscal year, (2) 325,000 shares, and (3) such lesser number of shares as the Board may determine. If the 2014 Plan is approved by our stockholders, the Company does not intend to make further increases in the 2005 Plan’s share pool pursuant to this evergreen provision. The 2005 Plan will expire by its terms in 2015.

The following table includes aggregated information regarding awards outstanding under both our 2003 Plan and 2005 Plan, the number of shares available for future awards under our 2005 Plan as of December 13, 2013, and the proposed number of shares issuable under the 2014 Plan:

	Number of shares	As a percentage of stock outstanding
Outstanding stock options	9,612,538	6.3%
Outstanding restricted stock units	2,869,860	1.9%
Other outstanding equity awards	—	—
Total shares subject to outstanding awards as of December 13, 2013	12,482,398	8.2%
Total shares available for future awards as of December 13, 2013 under 2005 Plan (1)	191,126	0.1%
Proposed shares available for future awards under 2014 Plan	17,000,000	11.2%

(1)	We will no longer increase the share pool under our 2005 Plan pursuant to the annual evergreen feature following stockholder approval of the 2014 Plan.

Certain information with respect to all of our equity compensation plans in effect as of September 30, 2013 is provided on page 25 under the heading “Equity Compensation Plan Information.”

Reasons for Seeking Stockholder Approval

The Board believes that equity-based compensation is a critical part of the Company’s compensation program. Stockholder approval of the 2014 Plan would allow us to continue to attract and retain directors, executives, and other employees with equity incentives. In fiscal 2011, 2012 and 2013, the Company made equity awards under its existing equity incentive plans totaling approximately 2,993,888 shares, 3,501,642 shares, and 3,095,910 shares, respectively. The Company estimates, based on the advice of Radford to our Compensation Committee, that the availability of 17,000,000 shares would provide a sufficient additional number of shares to enable the Company to continue to make awards at historical average annual rates for the next four years. In approving the share pool under the 2014 Plan, at the advice of Radford, the Compensation Committee determined that reserving shares sufficient for approximately four years of new awards at historical grant rates is in line with the practice of our peer public companies.

In addition, stockholder approval of the 2014 Plan would preserve our ability to grant a range of tax-efficient stock-based incentive awards under the 2014 Plan. Section 162(m) generally provides that compensation provided to a publicly held corporation’s CEO or any of its three most highly paid named executive officers (other than its CEO or CFO) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms, including those of the related performance goals, be disclosed to and approved by stockholders every five years. For the 2014 Plan, these terms are described below under “Eligibility,” “Individual Limits” and “Performance Criteria.” Stockholders are being asked to approve, among other material terms, a set of business criteria on which performance goals may be based for future performance awards under the 2014 Plan. Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, our Compensation Committee will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Our stockholders last approved the 2005 Plan at our annual meeting held in March 2005 and approved an amendment to the 2005 Plan in February 2006. If stockholders do not approve this Proposal No. 4, the Company can continue to make awards under the 2005 Plan, but the Company will have limited shares available for future equity grants, the 2005 Plan will expire in 2015, and its ability to make tax deductible performance awards to executive officers will be limited under Section 162(m).

Summary of the 2014 Plan

The 2014 Plan will only become effective subject to approval by our stockholders. In light of the limited available pool of shares under the 2005 Plan and the expectation that the 2014 Plan would be presented for approval at the Annual Meeting, the Company has granted restricted stock units contingent upon approval of the 2014 Plan. This summary is not a complete description of all provisions of the 2014 Plan and is qualified in its entirety by reference to the 2014 Plan, which is attached as Annex A to this Proxy Statement.

Purpose. The purpose of the 2014 Plan is to advance the Company’s interests by providing for the grant to participants of stock-based and other incentive awards.

Plan Administration. The 2014 Plan is administered by our Compensation Committee, who has the authority to, among other things, interpret the 2014 Plan, determine eligibility for, grant and determine the terms of awards under the 2014 Plan, and to do all things necessary or appropriate to carry out the purposes of the 2014 Plan. Our Compensation Committee’s determinations under the 2014 Plan are conclusive and binding.

Term. No awards will be made after the tenth anniversary of the plan’s adoption, but previously granted awards may continue beyond that date in accordance with their terms.

Authorized Shares. Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2014 Plan is 17,000,000. Any shares of common stock underlying awards that are settled in cash or that otherwise expire, terminate or are forfeited prior to the issuance of stock, would again be available for issuance under the 2014 Plan. Shares of common stock that are withheld by the Company from an award in payment of the exercise price of any award requiring exercise or in satisfaction of the tax withholding requirements with respect to any award will not again be available for issuance under the 2014 Plan. Each share of common stock underlying an option or SAR award will count against the share pool as 1.0 share, and each share of common stock underlying any other award will count against the share pool as 1.32 shares. Any shares that again become available under the 2014 Plan will be returned to the share pool at the rates described in the preceding sentence. On December 17, 2013, the closing price of our common stock as reflected on NASDAQ was $2.68.

Individual Limits. The maximum number of shares for which options may be granted and the maximum number of shares of stock subject to SARs which may be granted to any person in any calendar year for purposes of Section 162(m) is, in each case, 2,000,000 shares. The maximum number of shares subject to other awards that may be granted to any person in any calendar year for purposes of Section 162(m) is 2,000,000 shares. The maximum amount that may be paid to any person in any calendar year for purposes of Section 162(m) with respect to cash awards is $2,000,000. Any awards granted in excess of the foregoing limits will not be eligible to be excluded from the applicable Section 162(m) limits and such excess amount may not be deductible by the Company as performance-based compensation.

Eligibility. Our Compensation Committee selects participants from among the key employees, directors, consultants and advisors of the Company and its affiliates. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of December 13, 2013, approximately 268 employees and 6 directors would be eligible to participate in the 2014 Plan.

Types of Awards. The 2014 Plan provides for grants of options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our stock. Dividend equivalents may also be provided in connection with awards under the 2014 Plan.

•	Restricted and Unrestricted Stock: A restricted stock award is an award of common stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions.

•

Stock Options and SARs: The 2014 Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the date of grant. Our Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs will generally have a maximum term of ten years. SARs are payable in cash, in shares of our common stock or in a combination of cash and shares.

•

Stock Units: A stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of stock or cash under a stock unit may be subject to the satisfaction of performance or other vesting conditions.

•	Performance Awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

•	Cash Awards: A cash award is an award denominated in cash.

Vesting. Our Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment. Our Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by our Compensation Committee or in an award agreement, upon a termination of employment or service all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited.

Performance Criteria. The 2014 Plan provides that grants of performance awards may be made based upon, and subject to achieving, “performance objectives” over a specified performance period. Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or regulatory and/or clinical development; intellectual property protection; and any other performance metric approved by the Compensation Committee designed to increase stockholder value.

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), our Compensation Committee may provide in the case of any award intended to qualify for such exception that one or more of the performance objectives applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, acquisitions and divestitures) occurring during the performance period of such award that affect the applicable performance objectives.

Transferability. Awards under the 2014 Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by our Compensation Committee.

Corporate Transactions. In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company (each, a “Covered Transaction”), our Compensation Committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as our Compensation Committee may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction. In the event of a Covered Transaction other than a liquidation or dissolution of the Company, all outstanding awards held by our non-employee directors will accelerate and vest in full.

Adjustment. In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of ASC 718), our Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2014 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. Our Compensation Committee may also make the types of adjustments described above to take into account distributions to stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the plan.

Amendment and Termination. Our Compensation Committee can amend the 2014 Plan or outstanding awards, or terminate the 2014 Plan as to future grants of awards, except that our Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2014 Plan or reserved by our Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

Federal Income Tax Consequences Under 2014 Plan

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of awards under the 2014 Plan under current federal tax laws and certain other tax considerations associated with awards under the 2014 Plan. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment-tax or other federal tax consequences except as noted.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. An 83(b) election must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. Fair market value for this purpose is determined without regard to the forfeiture restrictions. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2014 Plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, a participant has no taxable income upon the grant of an NSO but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction. An ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is generally treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code (“Section 409A”). If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs and certain performance awards under the 2014 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Stockholder Approval,” the Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Section 409A. Section 409A imposes an additional 20% income tax, plus, in some cases, a further income tax in the nature of interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the 2014 Plan are intended to be exempt from Section 409A. The 2014 Plan gives the Compensation Committee the flexibility to prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.

Certain Change of Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

Other than certain restricted stock units granted contingent on approval of the 2014 Plan by our stockholders (the “Contingent RSU Grants”), the Compensation Committee will have full discretion to determine the number and amount of awards to be granted to employees under the 2014 Plan, subject to the terms of the plan. Therefore, other than the Contingent RSU Grants, which are set forth in the table below, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the 2014 Plan are not determinable at this time.

Name and Position	Dollar Value(1)	Number of Units
Keith A. Katkin, President and Chief Executive Officer	$1,006,425	354,375
Rohan, Palekar Senior Vice President Chief Commercial Officer	$351,450	123,750
Joao Siffert, M.D. Senior Vice President, Research and Development, Chief Scientific Officer	$351,450	123,750
Christine G. Ocampo Vice President, Finance	$126,025	44,375
Executive Group	$1,835,350	646,250
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	$2,212,616	779,090

(1)	Dollar value for the Contingent RSU Grants reflects the $2.84 closing price of our common stock on December 13, 2013, the date the awards were granted, contingent upon stockholder approval of this Proposal No. 4.

Required Vote

Approval of the 2014 Plan requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 100,000,000 SHARES

The Board has approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock by an additional 100,000,000 shares (the “Certificate of Amendment”). As of the Record Date, the Company had 200,000,000 shares of common stock authorized for issuance, of which 152,111,721 shares were outstanding and 10,127,195 shares were reserved for future issuance under the Company’s stock option plans, outstanding inducement options and outstanding warrants. After taking into consideration those shares of common stock outstanding or reserved for issuance, the Company had 37,761,084 shares available for future issuance as of the Record Date.

The Board believes that the authorized shares of common stock remaining available for future issuances is not sufficient to raise additional capital and to enable the Company to respond to potential business opportunities that may arise. Accordingly, the Board believes that it is in the Company’s best interest to increase the number of authorized shares of common stock in order to provide the Company with the flexibility to issue additional shares from time to time as the Board may determine for financings, acquisitions, strategic business relationships or stock dividends. Further, the Board believes the availability of additional shares of common stock will enable the Company to attract and retain talented employees by having a sufficient number of shares of common stock available for the grant of stock options and other stock-based incentives, including the shares potentially issuable under the 2014 Plan. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and relative voting power. This proposal will have no effect on the number of shares of preferred stock authorized for issuance.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraph and the Company has no current plans to issue the additional shares that would be authorized by this proposal. Nevertheless, the additional shares of common stock that would become available for issuance if this proposal is approved could be used by the Company’s management to engage in a variety of activities, such as financings, grants of equity-based compensation or to prevent changes in control, even if the stockholders of the Company do not want the Company to use the additional shares for such purposes.

If this proposal is approved, Article IV, Section 4.1 of the Certificate of Incorporation would be restated in its entirety as follows:

“4.1 This Corporation is authorized to issue a total of three hundred ten million shares (310,000,000), consisting of two classes of shares, designated respectively Common Stock (the “Common Stock”), and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is three hundred million (300,000,000), $0.0001 par value. The authorized number of shares of Preferred Stock is ten million (10,000,000), $0.0001 par value.”

The form of Certificate of Amendment to effect the increase in the number of authorized shares of common stock is attached to this Proxy Statement as Annex B and the preceding discussion is qualified in its entirety by the full text of the Certificate of Amendment.

No Dissenters’ Rights

In connection with the approval of the increase in authorized shares of common stock, stockholders will not have a right to dissent and obtain payment for their shares under Delaware law or the Company’s Certificate of Incorporation or bylaws.

Vote Required

The affirmative vote of the holders of a majority of the Company’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes on this proposal will have the same effect as a “no” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Katkin, are independent. It was determined that Mr. Katkin lacks independence because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics may only be granted by the Board or the Corporate Governance Committee and such waivers of or amendments to the Code of Business Conduct and Ethics will be publicly announced promptly on our website at www.avanir.com. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.avanir.com.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations department at (949) 389-6700. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Avanir Pharmaceuticals, Inc., 20 Enterprise, Suite 200, Aliso Viejo, California 92656. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2013, our Board met six times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2013, our Board had an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Science Committee. All members of the Audit, Compensation, Corporate Governance and Science Committees are non-employee directors who are deemed independent.

All members of our Board attended the 2013 Annual Meeting of Stockholders. Although the Company has no formal policies regarding director attendance at annual meetings, all members of the Board are expected to attend the 2014 Annual Meeting.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are separated, which allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Corporate Governance Guidelines do require that the positions be separate because our Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated Chairman and Chief Executive Officer positions are augmented by the independence of six of our seven directors, and our independent Board committees that provide appropriate oversight in the areas described below. At executive sessions of independent directors, these directors speak candidly on any matter of interest, which may be with or without the Chief Executive Officer present. The Board met in executive session four times in 2013. We believe this structure provides consistent and effective oversight of our management and the Company.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company, especially in light of the fact that the Company has a marketed product, as well as a product that the Company is currently co-promoting, and may face additional risk management concerns that it did not face while developing product candidates, such as risk of off-label promotion and other risks associated with marketed products. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee. As of the Record Date, the Audit Committee was comprised of Ms. Nevinny (Chairperson) and Messrs. Bishop and Wheeler. The Audit Committee selects the Company’s independent registered public accounting firm, approves its compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy of which is available on the Company’s website at www.avanir.com. Additionally, the Audit Committee is involved in the oversight of the Company’s risk management through its practice of having a head of the Company’s different business functions report on risk management issues within his or her respective business division at each quarterly meeting of the Audit Committee. The Audit Committee met ten times in fiscal 2013. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Ms. Nevinny qualifies as an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee. As of the Record Date, the Compensation Committee was comprised of Dr. Mazzo (Chairperson), Ms. Nevinny and Mr. Podlesak. The Compensation Committee determines compensation levels for the Company’s executive officers and directors, oversees administration of the Company’s equity compensation plans, and performs other duties regarding compensation for employees and consultants as the Board may delegate from time to time. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the corporate and individual performance goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends other executives’ compensation levels to the Compensation Committee based on such evaluations. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards. The Compensation Committee met four times in fiscal 2013. A copy of the Compensation Committee charter is available on the Company’s website at www.avanir.com. All members of the Compensation Committee satisfy the current NASDAQ independence standards.

Corporate Governance Committee. As of the Record Date, the Corporate Governance Committee was comprised of Messrs. Wheeler (Chairperson) and Bishop and Dr. Whitcup. The Corporate Governance Committee oversees the Company’s Code of Conduct, develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Corporate Governance Committee met five times in fiscal 2013. A copy of the Corporate Governance Committee charter is available on our website at www.avanir.com. All members of the Corporate Governance Committee satisfy the current NASDAQ independence standards.

Executive Committee. As of the Record Date, the Executive Committee was comprised of Messrs. Wheeler (Chairperson) and Katkin and Drs. Mazzo and Whitcup. Subject to certain exceptions, the Executive Committee is authorized to act on any matter that the Board may consider when the Board is not in session. The Executive Committee did not meet in fiscal 2013.

Science Committee. As of the Record Date, the Science Committee was comprised of Drs. Whitcup (Chairperson) and Mazzo and Mr. Podlesak. The Science Committee advises management and the Board on scientific and regulatory matters relating to the Company’s drugs and drug candidates, including reviewing medical affairs policies and practices of the Company and reviewing key scientific, clinical and medical aspects of significant proposed business development activities. The Science Committee reviews both pre-clinical studies and clinical trials of Avanir’s research programs, and provides advice on the design, conduct and analyses of these data. The Science Committee is also responsible for reviewing and providing advice on scientific issues relating to drug manufacturing and intellectual property related to Avanir’s scientific research. The Science Committee met four times in fiscal 2013.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of Avanir. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current executive officers and key employees and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer and key employee who is not also a director is set forth following the table. Biographical information for Mr. Katkin is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Keith A. Katkin	42	President and Chief Executive Officer (principal executive officer)
Gregory J. Flesher	43	Senior Vice President, Corporate Development and Chief Business Officer
Rohan Palekar	48	Senior Vice President and Chief Commercial Officer
Joao Siffert, M.D.	49	Senior Vice President, Research and Development, Chief Scientific Officer
Christine G. Ocampo	41	Vice President, Finance (principal financial officer)

Gregory J. Flesher. Mr. Flesher was appointed Senior Vice President, Corporate Development and Chief Business Officer in February 2011. From August 2007 to February 2011, he served as Vice President of Business Development. From June 2006 to August 2007, he served as Senior Director of Commercial Strategy and, in November 2006, assumed the additional responsibility for Business Development and Portfolio Planning.

Prior to joining Avanir, Mr. Flesher held positions as Director of Sales — Hepatology (from 2004 to 2006) and Director of Marketing — Pulmonary (from 2002 to 2004) at InterMune, Inc. Prior to his tenure at InterMune, Mr. Flesher held both oncology and nephrology marketing positions with Amgen Inc., a global biotechnology company, from 1999 to 2002. Mr. Flesher also has global marketing and clinical development experience from Eli Lilly and Company, where he worked from 1995 to 1998. Mr. Flesher graduated from Purdue University with a Bachelor of Science in Biology.

Rohan Palekar. Mr. Palekar joined Avanir in March 2012 as Senior Vice President and Chief Commercial Officer. Mr. Palekar has over 20 years of experience in the biopharmaceutical industry and has worked on significant brands including Remicade® and Stelara®, as well as the investigational therapy MDV3100. Mr. Palekar’s most recent commercial leadership role was as Chief Commercial Officer for Medivation Inc., a biopharmaceutical company, from January 2008 to September 2011, where he was responsible for all commercial activities, chemistry, manufacturing and controls, medical affairs and public relations functions. Prior to Medivation, Mr. Palekar spent over 16 years at Johnson & Johnson, a diversified healthcare company, from July 1991 to January 2008, in various senior commercial and strategic management roles, most recently as a Vice President of Sales & Marketing at Centocor, Inc., a subsidiary of Johnson & Johnson, where he successfully launched two new indications for Remicade. Prior to that, Mr. Palekar was the worldwide Vice President of Immunology and held marketing leadership roles at McNeil Consumer and Specialty Pharmaceuticals. Mr. Palekar earned his M.B.A. degree from the Amos Tuck School of Business Administration Dartmouth College, his B.Com. in Accounting from the University of Bombay and his L.L.B. in Law from the University of Bombay.

Joao Siffert, M.D. Dr. Siffert joined Avanir in August 2011 as Senior Vice President, Research and Development and also became our Chief Scientific Officer in December 2012. Dr. Siffert previously served as Vice President and Chief Medical Officer at Ceregene, Inc., a biotechnology company focused on the development of neurotrophic gene therapies for Alzheimer’s and Parkinson’s diseases, from September 2007 to August 2011. Prior to his work at Ceregene, Dr. Siffert served as the Chief Medical Officer at Avera Pharmaceuticals, a CNS specialty pharmaceutical company, from May 2005 to September 2007. Prior to joining Avera, Dr. Siffert held positions with Pfizer (from February 2002 to May 2005) first as a medical director for Relpax and subsequently as the worldwide medical team leader of Lyrica and Neurontin focusing in areas of pain and epilepsy. Prior to Pfizer, Dr. Siffert held academic positions at Beth Israel Medical Center, where he served as director of the Adult Neuro-Oncology program, and Albert Einstein College of Medicine, where he was assistant professor of neurology. Dr. Siffert completed residencies in pediatrics at New York University School of Medicine and in neurology at Harvard Medical School. Dr. Siffert was certified by the American Board of Neurology and Psychiatry in 1996. He holds an M.D. degree from the University of Sao Paulo School of Medicine as well as an M.B.A. degree from Columbia University Business School.

Christine G. Ocampo. Ms. Ocampo was appointed Vice President, Finance in February 2008. Ms. Ocampo previously served as the Company’s Controller since March 2007. Prior to joining the Company, Ms. Ocampo served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary of Cardiogenesis Corporation, a medical device company, from November 2003 until April 2006. From 2001 to November 2003, Ms. Ocampo served in the role of Vice President and Corporate Controller at Cardiogenesis. Prior to joining Cardiogenesis in April 1997, Ms. Ocampo held a management position in Finance at Mills-Peninsula Health Systems in Burlingame, California, and spent three years as an auditor for Ernst & Young LLP. Ms. Ocampo graduated with a Bachelor of Science in Accounting from Seattle University and became a licensed Certified Public Accountant in 1996.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding common stock and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to the Corporate Governance Committee the authority to review and approve the material terms of any proposed related-party transactions. To the extent that a proposed related-party transaction may involve a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter may also be considered by the other disinterested directors.

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance Committee Charter, each of our executive officers and directors must disclose related-party transactions to our Corporate Governance Committee. In order to avoid conflicts of interest, our executive officers and directors may not acquire any ownership interest in any supplier, customer or competitor (other than nominal amounts of stock in publicly traded companies), enter into any consulting or employment relationship with any customer, supplier or competitor, or engage in any outside business activity that is competitive with any of our businesses, without first disclosing the proposed transaction. After the proposed transaction has been disclosed, a determination will be made by our Corporate Governance Committee as to what course to follow, depending on the nature or extent of the conflict. Furthermore, our executive officers and directors may not serve on any board of directors of any customer, supplier or competitor unless such board service has been disclosed to us and approved by our Board. Our Corporate Governance Committee has been delegated the task of reviewing other directorships and consulting agreements of Board members for conflicts of interest. All members of our Board are required to report annually all other directorships and consulting agreements.

In determining whether to approve or ratify a related-party transaction, the Corporate Governance Committee may consider, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Corporate Governance Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party in connection with its approval of any transaction. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Compensation Committee. If a related-party transaction will be ongoing, the Corporate Governance Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Corporate Governance Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the committee’s guidelines and that the related-party transaction remains appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% stockholders were timely filed in fiscal 2013 except that a Form 4 filed by Keith Katkin on December 17, 2012 did not timely report his acquisition of common stock through the exercise of certain compensatory stock options.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 30, 2013, regarding the Company’s Amended and Restated 2000 Stock Option Plan and 2003 and 2005 Equity Incentive Plans, as well as other stock options and warrants previously issued by the Company as compensation for services.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(2)
Equity compensation plans approved by security holders	384,309	$7.39	933,882
Equity compensation plans not approved by security holders	8,216,832	$2.58	—

Total	8,601,141	$2.80	933,882

(1)	Excludes a total of 2,904,425 shares of common stock issuable upon the vesting of outstanding restricted stock units and 221,900 shares of common stock issuable upon vesting of inducement stock options.

(2)	Excludes shares that may be added pursuant to the “evergreen” feature under the 2005 Plan. 325,000 additional shares were authorized for issuance in November 2013 under the “evergreen” feature contained in the 2005 Plan. No further evergreen increases will be made if the 2014 Plan is approved at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding common stock. The following information is presented as of December 2, 2013 or such other date as may be reflected below. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of December 2, 2013 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Avanir Pharmaceuticals, Inc., 20 Enterprise, Suite 200, Aliso Viejo, California 92656.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders
T. Rowe Price Associates, Inc. (3)	21,384,811	14.1%
P.O. Box 89000
Baltimore, MD 21289
FMR LLC (4)	12,015,856	7.9%
245 Summer Street
Boston, MA 02210
BlackRock Institutional Trust Company, N.A. (5)	11,479,053	7.5%
400 Howard Street
San Francisco, CA 94105
Ingalls & Snyder LLC (6)	11,154,701	7.3%
61 Broadway
New York, NY 1000

Current directors and named executive officers:

Keith A. Katkin (7)	2,069,275	1.3%
Craig A. Wheeler (8)	377,744	*
Hans E. Bishop (9)	64,450	*
David J. Mazzo, Ph.D. (10)	313,744	*
Corinne H. Nevinny (11)	58,350	*
Dennis G. Podlesak (12)	313,744	*
Scott M. Whitcup, M.D. (13)	312,744	*
Rohan Palekar (14)	267,376	*
Joao Siffert, M.D. (15)	288,231	*
Christine G. Ocampo (16)	368,102	*
All current executive officers and directors as a group (10 persons)	4,433,760	2.8%

*	Less than one percent.

(1)	Represents shares of common stock and shares of restricted stock held as of December 2, 2013, plus shares of common stock that may be acquired upon exercise of options, warrants and other rights exercisable within 60 days of December 2, 2013.

(2)	Based on 152,106,677 shares of the registrant’s Common Stock that were issued and outstanding as of December 2, 2013. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options, warrants and convertible securities exercisable or convertible within 60 days of December 2, 2013 held by such person and the non-exercise and non-conversion of all outstanding warrants, options and convertible securities held by all other persons.

(3)	Based on a Schedule 13F-HR filed November 14, 2013 on behalf of T. Rowe Price Associates, Inc.

(4)	Based on a Schedule 13F-HR filed November 14, 2013 on behalf of FMR LLC.

(5)	Based on a Schedule 13F-HR filed November 12, 2013 on behalf of BlackRock, Inc.; a Schedule 13F-HR filed November 12, 2013 on behalf of BlackRock Advisors, LLC; a Schedule 13F-HR filed

November 12, 2013 on behalf of BlackRock Fund Advisors; a Schedule 13F-HR filed November 12, 2013 on behalf of BlackRock Investment Management, LLC; and a Schedule 13F-HR filed November 12, 2013 on behalf of BlackRock Institutional Trust Company, N.A.

(6)	Based on a Schedule 13F-HR filed November 12, 2013 on behalf of Ingalls & Snyder LLC.

(7)	Includes (i) 1,594,053 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013, (ii) 304,061 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 171,161 shares of common stock.

(8)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013 and (ii) 371,494 shares underlying restricted stock units granted under the Company’s equity plans.

(9)	Consists of 64,450 shares underlying restricted stock units granted under the Company’s equity plans.

(10)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013, (ii) 306,494 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 1,000 shares of common stock.

(11)	Consists of 58,350 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013.

(12)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013, (ii) 306,494 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 1,000 shares of common stock.

(13)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013 and (ii) 306,494 shares underlying restricted stock units granted under the Company’s equity plans.

(14)	Includes (i) 134,376 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013, (ii) 105,500 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 27,500 shares of common stock.

(15)	Includes (i) 172,031 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013, (ii) 103,265 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 12,935 shares of common stock.

(16)	Includes (i) 287,550 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 2, 2013, (ii) 43,218 shares underlying restricted stock units granted under the Company’s equity plans, (iii) 22,434 shares of common stock and (iv) 14,900 shares of common stock held by certain family members and for which Ms. Ocampo is the beneficial owner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal 2013 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the fiscal year that ended on September 30, 2013 were Keith A. Katkin, President and Chief Executive Officer; Rohan Palekar, Senior Vice President and Chief Commercial Officer; Joao Siffert, M.D., Senior Vice President, Research and Development, Chief Scientific Officer; and Christine G. Ocampo, Vice President, Finance. These persons constitute our principal executive officer, principal financial officer and two other executive officers serving during fiscal 2013. The 2013 compensation set forth below includes payments that were made, and compensation-related actions that were taken, in the first quarter of fiscal 2014 where these payments and decisions related to performance in fiscal 2013.

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract, motivate and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and the achievement of objectives that are expected to increase stockholder value. In furtherance of this goal, the Compensation Committee has established the following guidelines as a foundation for compensation decisions:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

The Compensation Committee has historically compensated executive officers with three compensation components: base salary, annual incentive bonus and equity-based compensation. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock and other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success.

The Compensation Committee also has historically focused on the Company’s financial and working capital condition when making compensation decisions and approving performance objectives. Because the Company has historically sought to preserve cash and currently does not operate at a profit, overall compensation traditionally has been weighted more heavily toward equity-based compensation, as well as cash payments that are earned only upon the Company’s achievement of specified performance goals. The Compensation Committee will continue to periodically reassess the appropriate weighting of cash and equity compensation in light of the Company’s expenditures in connection with commercial operations and its working capital needs.

Risk Management and Mitigation

In reviewing the compensation structure in fiscal 2013, the Compensation Committee also considered how the Company’s compensation policies may affect the Company’s risk profile and whether compensation policies and practices may encourage risk-taking by employees. More specifically, the Compensation Committee considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the Compensation Committee concluded that the use of performance-based bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of named executive officers.

With respect to bonus awards for our executive officers, the amount of an individual’s award depends principally (exclusively, in the case of our Chief Executive Officer) on overall Company performance, which reduces the ability and incentive for an individual to take undue risks in an effort to increase the amount of his or her bonus award for a particular year. The Company’s performance goals are reviewed annually by the Compensation Committee at the beginning of each fiscal year and are considered to be generally of the nature that would not encourage or reward excessive risk taking; these goals are then presented to the full Board for review and approval. Additionally, the Compensation Committee monitors Company performance throughout the year and has the ability to intervene in instances where actions by the Company vis-à-vis Company performance goal attainment would be considered unduly risky to prevent or penalize such actions.

Similarly, the Board reviews and approves annual revenue targets that are believed to be attainable with reasonable effort, which targets then are used to set individual sales goals for our commercial sales force. By providing reasonable but moderately challenging sales targets, while reinforcing our culture of compliance as it relates to legal and acceptable sales practices, the Company believes that individual sales targets for our commercial sales force do not encourage risk-taking by employees, while at the same time tying compensation to performance.

With respect to equity awards, these awards typically vest and become exercisable over a period of four years, meaning that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. To the extent that performance-based equity awards are used, the events that trigger vesting are estimated to be achieved one year from the grant date resulting in the vesting of such awards over a four year period from the grant date. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee will consider whether such mechanisms might be appropriate in the future to mitigate risk as a fully integrated specialty pharmaceutical company with commercial operations. Additionally, the use of financial-based performance metrics to determine employee compensation may subject those payouts to claw-back penalties under the Dodd-Frank Act, to the extent that there is a subsequent restatement of the financial measure that was used to determine a payout.

Roles in Determining Compensation

Compensation Committee

The Board has delegated to the Compensation Committee the responsibility to ensure that total compensation paid to our executive officers, including named executive officers, is consistent with our compensation policy and objectives. The Compensation Committee oversees and approves all compensation arrangements and actions for our executive officers and other key employees, including the named executive officers. While the Compensation Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Compensation Committee. The Compensation Committee retains discretion over base salary, annual incentive bonus, equity compensation and other compensation considerations. The Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, operational performance and business responsibilities. In addition, the Compensation Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment. Corporate goals are reviewed annually by the Compensation Committee and then presented to the full Board for review and approval.

Compensation Consultant

The Compensation Committee has retained the services of an external compensation consultant, Radford, an AonHewitt Company (“Radford”). The mandate of the consultant is to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, benchmarking with the Company’s peers in the industry and other technical considerations including tax- and accounting-related matters. The Compensation Committee regularly evaluates Radford’s performance, considers alternative compensation consultants and has the final authority to engage and terminate Radford’s services. The decision to engage Radford was not made or recommended by the Company’s management. The Compensation Committee, after a review of the factors set forth in Section 10C-1of the Securities Exchange Act of 1934, has determined that the work performed by Radford in fiscal 2013 and continuing to be performed in 2014 does not present any conflicts of interest.

Chief Executive Officer

The Chief Executive Officer attends Compensation Committee meetings and works with the Compensation Committee Chairman and Radford to develop compensation recommendations for the executive officers (excluding the Chief Executive Officer), based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year and other factors deemed relevant by the Compensation Committee. The recommendations are then submitted to the Compensation Committee for review and consideration. The Compensation Committee works directly with Radford and the Chairman of the Board to determine compensation actions for the Chief Executive Officer; the Chief Executive Officer does not participate in Compensation Committee discussions relating to his compensation.

Competitive Market Benchmarking

The Compensation Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program including, but not limited to, industry data compiled yearly by Radford in its Global Life Sciences Survey, which represents a nationally-based assessment of executive compensation widely used within the pharmaceutical and biotechnology industry sectors. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. The Compensation Committee adopted a group of peer companies following the commercial launch of NUEDEXTA during the second quarter of the 2011 fiscal year and, in fiscal 2013, the Compensation Committee, with the assistance of Radford, revised the group of peer companies to take into account changes in market capitalization and similarities to the Company along the dimensions of competition for talent, phase of development or stage of commercialization, current and potential market capitalization, and number of employees. Our current list of peer companies is comprised of the following companies:

Acorda Therapeutics	Exelixis	Santarus

AMAG Pharmaceuticals	Halozyme Therapeutics	Spectrum Pharmaceuticals

Amarin	InterMune	Vical

Arena Pharmaceuticals	Isis Pharmaceuticals	ViroPharma

Cadence Pharmaceuticals	NPS Pharmaceuticals	VIVUS

Dendreon	Optimer Pharmaceuticals

Dyax	Orexigen

In addition to adopting the above group of peer companies in May 2013 (the “2013 peer group”), the Compensation Committee engaged Radford to conduct a comprehensive benchmarking study reporting on compensation levels and practices, including equity, relative to the 2013 peer group. An Executive Compensation Assessment report was prepared by Radford in July 2013 that provided a competitive assessment of the Company’s executive compensation program as compared to the market data for base salaries, target total cash compensation and equity compensation of the 2013 peer group. In consideration of the benchmarking data in Radford’s competitive assessment of the Company’s executive compensation programs and the Company’s performance in fiscal 2013, adjustments to compensation were made in the first quarter of fiscal 2014, as described below.

Implementation of Objectives

In fiscal 2013, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Bonus Incentive

•	Equity Compensation

•	Employee Benefit Program

Base Salary

Overview

Our Compensation Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles as compared to the 2013 peer group. The Compensation Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Compensation Committee believes that the 50th percentile for base salaries is generally the appropriate cash compensation level that will allow us to attract and retain highly skilled executives. The Compensation Committee’s choice of this target percentile reflects consideration of our stockholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Compensation Committee considers the following factors:

•	individual performance of the executive, as well as our overall performance, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2014

The Executive Compensation Assessment report prepared by Radford in July 2013 provided a competitive assessment of the Company’s compensation practices as compared to that of the 2013 peer group. Base salary levels for the Company’s executives, in the aggregate, are positioned at levels generally competitive with the 50th percentile of the 2013 peer group and consistent with the Company’s compensation philosophy. Merit increases and any market-based adjustments awarded to executives for fiscal 2013 are consistent with the recommendations presented in the Executive Compensation Assessment report prepared by Radford and competitive with the 2013 peer group.

The following table shows the base salaries for our named executive officers for fiscal 2014, after giving effect to merit-based increases made in November 2013, which were made effective as of October 1, 2013, as well as the average salaries in the 2013 peer group at the 25th, 50th and 75th percentiles.

			Base Salary — Market Data(2)
Name	Title	Fiscal 2014 Base Salary(1)	25th Percentile	50th Percentile	75th Percentile
Keith A. Katkin	President and Chief Executive Officer	$611,773	$544,300	$611,400	$707,600
Rohan Palekar	Senior Vice President, Chief Commercial Officer	$392,697	$345,200	$358,000	$374,200
Joao Siffert, M.D.	Senior Vice President, Research and Development, Chief Scientific Officer	$382,071	$375,000	$382,300	$414,100
Christine G. Ocampo	Vice President, Finance	$268,425	$245,600	$261,900	$286,400

(1)	Effective as of October 1, 2013.

(2)	Source: Radford’s Executive Compensation Assessment report of July 2013

Fiscal 2013 and 2014 base salary levels for each named executive officer

Name	Title	Fiscal 2013 Ending Base Salary	Fiscal 2014 Base Salary(1)	Percentage (%) Increase
Keith A. Katkin	President and Chief Executive Officer	$578,782	$611,773	5.7%
Rohan Palekar	Senior Vice President, Chief Commercial Officer	$371,520	$392,697	5.7%
Joao Siffert, M.D.	Senior Vice President, Research and Development, Chief Scientific Officer	$362,152	$382,071	5.5%
Christine G. Ocampo	Vice President, Finance	$260,101	$268,425	3.2%

(1)	Effective as of October 1, 2013, inclusive of merit-based increase and market-based adjustment (if applicable).

Annual Bonus Incentive

Overview

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. Corporate goals are established at the beginning of each fiscal year by the Compensation Committee with input from senior management and approved by the independent members of the Board. The target annual incentive bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance. Accordingly, the higher the level of control and accountability that is exercisable by an executive officer over our overall performance, the greater the percentage of the executive officer’s target total cash compensation that is dependent on the annual performance-based cash bonus award. Fiscal 2013 target annual incentive bonus levels ranged from 30% to 50% of base salary for our named executive officers.

Our Compensation Committee sets annual incentive bonus amounts for executive officers as a percent of base salary generally ranging between the 50th and 75th percentiles of the 2013 peer group.

The target bonuses, as a percentage of base salary, for the named executive officers for fiscal 2013 are set forth in the following table:

Fiscal 2013 annual bonus incentive levels for each named executive officer

Name	Title	Target Bonus for Fiscal 2013 (% of Base Salary)
Keith A. Katkin	President and Chief Executive Officer	50%
Rohan Palekar	Senior Vice President, Chief Commercial Officer	40%
Joao Siffert, M.D.	Senior Vice President, Research and Development, Chief Scientific Officer	40%
Christine G. Ocampo	Vice President, Finance	30%

For fiscal 2014, the Compensation Committee adjusted target bonuses, as a percentage of base salary, for the Company’s Chief Executive Officer to 65%, Senior Vice Presidents to 45%, and for Vice Presidents to 32.5%, based upon Radford’s Executive Compensation Assessment report of July 2013. The 2014 target bonus levels are now, in the aggregate, approximately between the 50th and 75th percentile of the 2013 peer group, based on last year’s compensation data from Radford. The Compensation Committee noted that the adjustment to target bonuses would be needed to remain competitive with the 2013 peer group going forward, attract and retain highly skilled executives, and further align executive compensation with the Company’s annual goals and long-term business strategies and objectives;

We believe these target bonus levels for our executive officers are appropriate and consistent with our pay-for-performance compensation philosophy. The target bonuses, as a percentage of base salary, for the named executive officers for fiscal 2014 are set forth in the following table:

		Target Bonus for Fiscal 2014 (% of	Target Annual Incentive Bonus — Market Data(1)
			25th	50th	75th
Name	Title	Base Salary)	Percentile	Percentile	Percentile
Keith A. Katkin	President and Chief Executive Officer	65%	55%	65%	75%
Rohan Palekar	Senior Vice President, Chief Commercial Officer	45%	40%	40%	45%
Joao Siffert, M.D.	Senior Vice President, Research and Development, Chief Scientific Officer	45%	40%	40%	50%
Christine G. Ocampo	Vice President, Finance	32.5%	30%	30%	40%

(1)	Source: Radford’s Executive Compensation Assessment report of July 2013.

The Compensation Committee considers the individual performance of each executive officer and the Company’s overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. For fiscal 2013, the maximum bonus for each executive was 150% of his or her respective target and the minimum bonus, or threshold, for each executive was zero. All executive officers, except for the Chief Executive Officer, are assigned annual incentive bonus targets with 75% of the bonus attributed to corporate performance and 25% based on individual performance. The annual incentive bonus for the Chief Executive Officer is based 100% on overall corporate performance. In addition, the Compensation Committee has the discretion to adjust an award by +/-10%, not to exceed 160% of target for any bonus award, based on additional considerations of performance and to account for the evolving business environment during the performance year.

At the end of each fiscal year, individual and corporate performance are measured versus plan and a percentage of target is fixed, which then determines the size of the total bonus pool from which annual bonus incentives are to be paid to executive officers. All cash bonuses are awarded retrospectively. Payout dates for all annual incentive bonuses to executive officers are targeted during the first quarter of each fiscal year.

Fiscal 2013 Annual Bonus Incentive

Upon completion of fiscal 2013, the Compensation Committee assessed the Company’s overall performance against the achievement of corporate performance goals established in November 2012. The Compensation Committee then assessed the individual accomplishments of the Company’s executive officers. Performance against each goal is scored by the Compensation Committee on a scale of 0 to 5, with a score of 3 equaling the target goal and resulting in a payout amount that is equal to 100% of the target amount. After determining scores for individual goals, a weighted-average score is computed, using the weighting prescribed at the beginning of the year for each goal. Once a total performance score is determined, the funding of the bonus pool is determined from the scale shown below, with the Compensation Committee retaining the discretion as set forth below to adjust individual awards, within certain limits.

Weighted Average Score	Payout Level (Percent of Target Amount)
0	0%
1	0%
2	50%
3	100%
4	125%
5	150%

In fixing the targets for each fiscal year, the Compensation Committee selects performance goals that are considered achievable, but only with a high degree of diligence and success in execution. In accruing for bonuses during each fiscal year, management assumes that the target goals will be achieved (i.e., a score of 3.0), absent a set of circumstances arising during the course of the year that would suggest otherwise.

Set forth below are the general performance goals that were considered by the Compensation Committee in assessing overall performance for the 2013 fiscal year, as well as the relative weighting of these goals and the Compensation Committee’s assessment of achievement for each goal:

NUEDEXTA Net Revenues (weighting 50.0%): This goal set targets for sales performance for NUEDEXTA.

Goal Description: This goal measured the net shipment revenues generated from the sales of NUEDEXTA to wholesalers and other customers in 2013.

Results and Scoring: Net NUEDEXTA shipment revenues for fiscal 2013 were $70.7 million. The Compensation Committee determined that the Company’s achievement for the 2013 fiscal year resulted in a score of 3.0.

Clinical Development Goals (weighting 27.5%): These goals established target performance for the Company for the implementation and subject enrollment of a NUEDEXTA PBA Patient Registry, for the continued development of AVP-923 for additional indications, continuing development of AVP-786, and continuing the development of NUEDEXTA outside of the United States. The specific goals were as follows:

•	Clinical Development Progress (weighting 22.5%)

Goal Description: This goal measured progress made by the Company in several clinical programs – AVP-786, implementation and enrollment of a NUEDEXTA patient registry in PBA patients, and study AVR-131, a Phase III clinical trial of AVP-923, which is an investigational drug that is being studied for the treatment of agitation in patients with Alzheimer’s disease.

Results and Scoring: Based on the progress of these clinical programs, the Compensation Committee determined that the Company achieved a score of 2.1 for this goal.

•	NUEDEXTA European Medicines Agency (“EMA”) Progress (weighting 5.0%)

Goal Description: This goal measured the timely approval of a Marketing Authorization Application, or MAA, for NUEDEXTA for the PBA indication in the European Union.

Results and Scoring: In June 2013, the Company announced that the European Commission had approved NUEDEXTA in the European Union for the treatment of PBA, irrespective of underlying neurologic disease or injury, which was determined by the Compensation Committee to have exceeded expectations. The Compensation Committee determined the Company achieved a score of 5.0 for this goal based on the European Commission’s approval decision.

Financial Operations (weighting 17.5%): This category of goals focused attention on demonstrating fiscal responsibility through (i) improving the Company’s cash position by the end of the fiscal year while supporting budgeted activities such as the continued commercialization of NUEDEXTA; and (ii) effective budget management, as measured by expenses and working capital at the end of the fiscal year.

•	Fiscal 2013 Net Operating Cash Burn for Budgeted Activities (weighting 10.0%)

Goal Description: The performance metric measures the Company’s aggregate cash expenditures on operations for fiscal 2013. This measure is intended to encourage efficient use of capital, while still achieving the operational goals set forth above, including the commercial operations of NUEDEXTA.

Results and Scoring: In 2013, the Net Operating Cash Burn was approximately $45.4 million excluding cash used in business development transactions, resulting in a score of 5.0 on this goal.

•	Cash Position at Year-End of Fiscal 2013 (weighting 7.5%)

Goal Description: The performance metric measures the Company’s cash available at the end of the 2013 fiscal year. This measure is intended to encourage the prudent utilization of cash as well as encourage the Company to seek and select the most efficient financing instrument(s) to appropriately fund on-going operational requirements including the commercial operations of NUEDEXTA.

Results and Scoring: At September 30, 2013, the Company had a cash balance of approximately $57.5 million resulting in a score of 5.0 on this goal.

Corporate Development (weighting 5.0%): This goal targeted enhancing the Company’s clinical and/or product portfolios through licensing or other business development opportunities.

•

Goal Description: This goal measures the Company’s progress in its business development strategy to further expand the Company’s clinical and/or product portfolios through in-licensing and out-licensing opportunities for the U.S. and/or international markets. In July 2013, the Company entered into an exclusive North American license agreement for the development and commercialization of OptiNose’s novel Breath Powered™ intranasal delivery system containing low-dose sumatriptan powder to treat acute migraine. Additionally, the Company announced in August 2013 that it had entered into an exclusive, multi-year agreement with Merck to co-promote Merck’s type 2 diabetes therapies JANUVIA® (sitagliptin) and the sitagliptin family of products in the long-term care institutional setting in the United States.

Results and Scoring: The Compensation Committee awarded a score of 5.0 for this goal based on the Company’s performance exceeding expectations in executing two significant transactions that provide near-term incremental cash flow over the next 24 months.

Corporate Performance Goal	Weighting%	Scoring of Achievement of Corporate Performance Goal
NUEDEXTA Net Revenues
NUEDEXTA Net Revenues	50.0%	3.0
Clinical Development
Clinical Development Programs	22.5%	2.1
EMA Progress	5.0%	5.0
Financial Operations
Fiscal 2013 Net Operating Cash Burn for Budgeted Activities	10.0%	5.0
Cash Position at Year-End of Fiscal 2013	7.5%	5.0
Corporate Development
Corporate Development	5.0%	5.0
Weighted Average Score		3.4

The individual performance goals for Keith A. Katkin, the Company’s Chief Executive Officer, were the same as the overall corporate performance goals for the Company, as the primary responsibility of the Chief Executive Officer is to help ensure the overall success of the Company by executing the Company’s business strategies. All other executive officers are assigned annual incentive bonus targets with 75% of the bonus attributed to corporate performance and 25% based on individual performance. The individual goals for Dr. Siffert, Mr. Palekar, and Ms. Ocampo are discussed below. In addition, as described above, the Compensation Committee has the discretion to adjust an award by +/-10%, not to exceed 160% of target for any bonus award, based on additional considerations of performance, significant achievements not covered by the annual goals as established at the beginning of the year, and to account for the evolving business environment during the performance year.

The individual performance goals for Rohan Palekar, the Company’s Senior Vice President, Chief Commercial Officer weighted more heavily to the performance goal of NUEDEXTA Contribution Margin. The NUEDEXTA Contribution Margin goal accounted for 62.5% of Mr. Palekar’s individual performance goals. The other 37.5% related to: (i) expanding managed care access for NUEDEXTA (12.5%); (ii) increasing awareness and education to appropriate health care providers of PBA (7.5%); (iii) providing commercial input to corporate development activities (10%); and (iv) commercial organizational goal (7.5%).

The individual performance goals for Joao Siffert, the Company’s Senior Vice President, Research and Development, Chief Scientific Officer were similar to the overall corporate performance goals but weighted more heavily to clinical development and regulatory milestones. Specifically, the clinical development and regulatory goals described above under the captions “Clinical Development Progress” and “NUEDEXTA European Medicines Agency (“EMA”) Progress” accounted for 60% of Dr. Siffert’s individual performance goals. The other 40% related to: (i) additional clinical activities (20%); (ii) providing clinical and medical input to corporate development activities (10%); and (iii) efficient management of departmental expenditures and resources (10%).

With respect to Christine Ocampo, the Company’s Vice President, Finance, her individual performance goals were the same as the overall corporate performance goals for the Company and weighed more heavily towards the corporate performance goals of “Fiscal 2013 Net Operating Cash Burn for Budgeted Activities” and “Cash Position at Year-End of Fiscal 2013.”

Dr. Siffert’s, Mr. Palekar’s, and Ms. Ocampo’s level of achievement is determined by the Compensation Committee, based in part on recommendations from the Chief Executive Officer, with input from the Chairman of the Audit Committee.

Achievement of Goals and Relationship to Compensation Awarded

For fiscal 2013, the Compensation Committee determined that the Company’s performance against the corporate performance goals merited a weighted-average score of 3.4 out of 5.0, resulting in a bonus pool equal to 110.0% of the target amount for corporate achievement. With respect to Mr. Katkin and Ms. Ocampo, their bonus award was determined solely based on the Company’s performance against the corporate goals. The Compensation Committee determined that Mr. Palekar achieved an individual score of 3.4 out of 5.0, resulting in a weighted-average annual performance score of 3.4 and that Dr. Siffert achieved an individual score of 2.6 out of 5.0, resulting in a weighted-average annual performance score of 3.1.

In addition to considering the annual individual performance scores in determining bonus awards for Mr. Palekar and Dr. Siffert, the Compensation Committee approved special one-time performance payments based on their contributions during fiscal 2013. Mr. Palekar’s contributions to the sales performance of NUEDEXTA during fiscal 2013 and Dr. Siffert’s contributions led to the approval of NUEDEXTA in the European Union for the treatment of PBA, irrespective of underlying neurologic disease or injury.

These levels of achievement and special one-time performance payments to Mr. Palekar and Dr. Siffert resulted in the Compensation Committee approving bonus awards for performance in 2013 as set forth in the following table:

Name	Title	Fiscal 2013
Keith A. Katkin	President and Chief Executive Officer	$318,330
Rohan Palekar	Senior Vice President, Chief Commercial Officer	$175,655
Joao Siffert, M.D.	Senior Vice President, Research and Development, Chief Scientific Officer	$174,026
Christine G. Ocampo	Vice President, Finance	$89,296

Equity Compensation

Overview

Stock Options and Restricted Stock. As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options or restricted stock awards, which may also be granted as awards of restricted stock units. The Compensation Committee grants stock options to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our stockholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Compensation Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

Under the terms of our 2014 Plan (if approved by stockholders) and our 2005 Plan, pursuant to which all new equity grants are currently made, the exercise price of any stock options awarded under these plans must be equal to at least 100% of the fair market value of our common stock (the closing sales price on the NASDAQ Global Market) on the date of grant. We do not have any program, plan or obligation that requires us to grant equity awards on specified dates, although historically we have made annual grants to existing officers and employees the third trading day after our official release of year-end earnings results, to new hires on a fixed schedule within one month of the commencement of their employment, and periodically in connection with broader compensation surveys. We also do not have any program, plan or practice to time stock option grants to our executive officers in coordination with the release of material nonpublic information, other than our practice to issue annual option awards the third trading day after our official release of year-end earnings results. Equity awards may occasionally be granted following a significant change in job responsibilities or to meet other special retention or performance objectives. Additionally, executive officers are eligible to receive equity compensation in the form of restricted stock awards, which may also be granted as awards of restricted stock units.

Authority to make equity grants to employees rests with the Compensation Committee. With respect to executive officers, recommendations for equity grants are made by our external compensation consultant, Radford, and then reviewed by the Chief Executive Officer before being sent to the Compensation Committee for review and consideration. The Compensation Committee Chairman has been delegated the authority to review and approve awards to non-officer employees, within limits set by the Compensation Committee. In addition, the Chief Executive Officer has been delegated the authority to review and approve new hire awards if they are consistent with the guidelines approved by the Compensation Committee.

We believe that periodic equity awards serve as useful performance recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Our typical equity awards to executive officers (including the named executive officers) have a term of 10 years and vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. Occasionally the granting or vesting of an equity award may be made contingent on achievement of certain specific performance conditions. We believe that such periodic equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Awards

In consideration of the Company’s overall performance against the achievement of corporate goals for fiscal 2013, in November 2013 the Compensation Committee approved annual equity awards for the Company’s executive officers and employees. For the 2014 fiscal year, the Compensation Committee approved granting annual equity awards, consistent with the recommendations presented by Radford in July 2013, representing a mix of stock options and full-value restricted stock units to the Company’s executive officers at the 50th percentile level of the Company’s equity guidelines. The Company’s equity guidelines are based on recommendations by Radford using market data regarding long-term incentives and equity compensation from the 2013 peer group. The Compensation Committee consults with Radford and the Chairman of the Board in setting the annual equity award for the Chief Executive Officer. All annual equity awards granted in fiscal 2014 to executive officers, including the Chief Executive Officer, vest and become exercisable over an estimated period of four years and all options have a term of 10 years. For fiscal 2014, each executive officer received an option to purchase shares of common stock, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years, and a grant of restricted stock units, with 25% of the underlying shares vesting on each anniversary of the grant date so that the award is fully vested on the fourth anniversary of the grant. With respect to the portion of the annual equity awards to be granted in restricted stock units, these shares are contingent upon the approval by the Company’s stockholders of the 2014 Plan, which is the subject of Proposal No. 4 herein.

In addition to the annual equity grant awarded in fiscal 2014, the Compensation Committee approved a performance-based grant in the form of restricted stock units, the vesting of which commences over a three-year period following the attainment of certain revenue levels for sales of NUEDEXTA during the 2014 fiscal year and vests over a three-year period. The performance-based grant is intended to promote executive retention, while tying compensation to the creation of meaningful stockholder value in a fashion that is consistent with the Company’s pay-for-performance philosophy. Time-based vesting will commence upon the achievement of the specified milestone, with 50% of the underlying shares vesting on the first anniversary following the achievement of the performance milestone, which is approximately two years after date of grant for a milestone that is estimated to be achieved in one year from the grant date. Thereafter, the grant vests in two equal installments of 25% of the underlying shares on each of the next two anniversaries so that the award is fully vested on the third anniversary of the achievement of the milestone, which is approximately four years from grant for a milestone that is estimated to be achieved in one year from the grant date. Similarly to the portion of the annual equity awards to be granted in restricted stock units in fiscal 2014 to executive officers, the performance-based grant is contingent upon the approval by the Company’s stockholders of the 2014 Plan, which is the subject of Proposal No. 4 herein.

Employee Benefit Program

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. In addition, Senior Vice Presidents and above are given access to a health reimbursement account for certain health-related expenses. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. We have historically made contributions of up to 50% of the first 4% of salary contributed to the plan. The value of these benefits for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Change of Control Arrangements

We have entered into change of control agreements with each of our named executive officers. Our Board approved these change of control agreements in order to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of development and where the possibility exists that we may be acquired if our development efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer. These agreements provide change of control benefits either upon the termination of the employee’s service, a significant change in job responsibilities or the need to relocate within 12 months following a change of control. By using a so-called “double trigger” change of control benefit, and thereby tying the severance benefit both to a change in control and change in job status, rather than the mere consummation of a change of control transaction, the Compensation Committee believes that it is better able to balance the employee’s need for certainty with the interests of our stockholders.

Additionally, our named executive officers may be entitled to acceleration benefits under stock option and equity incentive plans in connection with a change of control. Our 2005 Plan contains certain acceleration benefits providing for the accelerated vesting of equity awards in the event of a change of control if such awards are not assumed or substitute awards are not issued, as well as a “double trigger” acceleration benefit that applies if services are terminated for certain reasons within 12 months following a change of control. We believe that these “double trigger” acceleration benefits are common practice among comparable companies.

Information regarding the change of control agreements and the potential value of payments upon termination or change of control is provided for the named executive officers under the headings “Employment, Change of Control and Severance Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Compensation of our Current Named Executive Officers

Keith Katkin. Mr. Katkin, our President and Chief Executive Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 65% of his then-current annual base salary, as well as the annual grant of an equity award. In November 2013, his base salary was increased by 5.7% to $611,773, effective as of October 1, 2013, representing a merit-based increase for fiscal 2013 performance and expected to raise his base compensation to the 50th percentile as compared to the 2013 peer group. On December 13, 2013, the third trading day after our official release of year-end earnings results, Mr. Katkin received an annual equity award representing a mix of stock options and full-value restricted stock units to vest and become exercisable over a period of four years, in which he received an option to purchase 151,250 shares of common stock, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years, and a grant of 257,125 restricted stock units, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Mr. Katkin was awarded on December 13, 2013 a performance-based grant of restricted stock units representing the right to receive up to 97,250 shares of common stock. The grant is tied to a performance milestone relating to the attainment of a certain revenue level for sales of NUEDEXTA during the 2014 fiscal year, with time-based vesting to commence upon the achievement of the specified milestone, with 50% of the underlying shares vesting on the first anniversary following the achievement of the performance milestone, which is approximately two years after date of grant for a milestone that is estimated to be achieved in one year from the grant date. Thereafter, the grant is to vest in two equal installments of 25% of the underlying shares on each of the next two anniversaries so that the award is fully vested on the third anniversary of the achievement of the milestone, which is approximately four years from grant for a milestone that is estimated to be achieved in one year from the grant date. With respect to the portion of the annual equity awards to be granted in restricted stock units, these shares are contingent upon the approval by the Company’s stockholders of the 2014 Plan, which is the subject of Proposal No. 4 herein.

Rohan Palekar. Mr. Palekar, our Senior Vice President and Chief Commercial Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 45% of his then-current annual base salary. In November 2013, his base salary was increased by 5.7% to $392,697, effective as of October 1, 2013, representing a merit-based increase for fiscal 2013 performance. On December 13, 2013, the third trading day after our official release of year-end earnings results, Mr. Palekar received an annual equity award representing a mix of stock options and full-value restricted stock units to vest and become exercisable over a period of four years, in which he received an option to purchase 47,500 shares of common stock, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years, and a grant of 80,750 restricted stock units, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Mr. Palekar was awarded on December 13, 2013 a performance-based grant of a restricted stock unit representing the right to receive 43,000 shares of common stock. The grant is tied to a performance milestone relating to the attainment of a certain revenue level for sales of NUEDEXTA during the 2014 fiscal year, with time-based vesting to commence upon the achievement of the specified milestone, with 50% of the underlying shares vesting on the first anniversary following the achievement of the performance milestone, which approximately two years after date of grant for a milestone that is estimated to be achieved in one year from the grant date. Thereafter, the grant is to vest in two equal installments of 25% of the underlying shares on each of the next two anniversaries so that the award is fully vested on the third anniversary of the achievement of the milestone, which is approximately four years from grant for a milestone that is estimated to be achieved in one year from the grant date. With respect to the portion of the annual equity awards to be granted in restricted stock units, these shares are contingent upon the approval by the Company’s stockholders of the 2014 Plan, which is the subject of Proposal No. 4 herein.

Joao Siffert, M.D. Dr. Siffert, our Senior Vice President of Research and Development, Chief Scientific Officer is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 45% of his then-current annual base salary. In November 2013, his base salary was increased by 5.5% to $382,071 effective as of October 1, 2013, representing a merit-based increase for fiscal 2013 performance and a market-based adjustment. The total change in Dr. Siffert’s base salary, including the merit-based increase and market-based adjustment, is expected to raise his base compensation to the 50th percentile of the 2013 peer group. On December 13, 2013, the third trading day after our official release of year-end earnings results, Dr. Siffert received an annual equity award representing a mix of stock options and full-value restricted stock units to vest and become exercisable over a period of four years, in which he received an option to purchase 47,500 shares of common stock, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years, and a grant of 80,750 restricted stock units, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Dr. Siffert was awarded on December 13, 2013 a performance-based grant of restricted stock units representing the right to receive 43,000 shares of common stock. The grant is tied to a performance milestone relating to the achievement of regulatory milestones and clinical development performance goals during the 2014 fiscal year, with time-based vesting to commence upon the achievement of the specified milestone, with 50% of the underlying shares vesting on the first anniversary following the achievement of the performance milestone, which is approximately two years after date of grant for a milestone that is estimated to be achieved in one year from the grant date. Thereafter, the grant is to vest in two equal installments of 25% of the underlying shares on each of the next two anniversaries so that the award is fully vested on the third anniversary of the achievement of the milestone, which is approximately four years from grant for a milestone that is estimated to be achieved in one year from the grant date. With respect to the portion of the annual equity awards to be granted in restricted stock units, these shares are contingent upon the approval by the Company’s stockholders of the 2014 Plan, which is the subject of Proposal No. 4 herein.

Christine Ocampo. Ms. Ocampo, our Vice President of Finance, is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 32.5% of her then-current annual base salary. In November 2013, her base salary was increased by 3.2% to $268,425, effective as of October 1, 2013, representing a merit-based increase for fiscal 2013 performance and expected to raise her base compensation to the 50th percentile as compared to the 2013 peer group. On December 13, 2013, the third trading day after our official release of year-end earnings results, Ms. Ocampo received an annual equity award representing a mix of stock options and full-value restricted stock units to vest and become exercisable over a period of four years, in which she received an option to purchase 17,250 shares of common stock, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years, and a grant of 29,325 restricted stock units, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Ms. Ocampo was awarded on December 13, 2013 a performance-based grant of restricted stock units representing the right to receive 15,050 shares of common stock. The grant is tied to a performance milestone relating to the attainment of a certain revenue level for sales of NUEDEXTA during the 2014 fiscal year, with time-based vesting to commence upon the achievement of the specified milestone, with 50% of the underlying shares vesting on the first anniversary following the achievement of the performance milestone, which is approximately two years after date of grant for a milestone that is estimated to be achieved in one year from the grant date. Thereafter, the grant is to vest in two equal installments of 25% of the underlying shares on each of the next two anniversaries so that the award is fully vested on the third anniversary of the achievement of the milestone, which is approximately four years from grant for a milestone that is estimated to be achieved in one year from the grant date. With respect to the portion of the annual equity awards to be granted in restricted stock units, these shares are contingent upon the approval by the Company’s stockholders of the 2014 Plan, which is the subject of Proposal No. 4 herein.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Compensation Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Compensation Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m). No covered executive’s compensation for Section 162(m) purposes exceeded $1.0 million for fiscal 2013.

Accounting for Share-Based Compensation. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, we are required to estimate the value for each award of equity compensation at the measurement date using the fair value method and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation. In fiscal 2013, the largest portion of compensation to Mr. Katkin, Mr. Palekar, Dr. Siffert and Ms. Ocampo was in the form of equity compensation.

Timing of Compensation Actions

Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards. As described below, there are minimum stock ownership guidelines for our non-employee directors.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors

David J. Mazzo, Ph.D., Chairman

Dennis G. Podlesak

Corinne Nevinny

Summary Compensation Table

The following table summarizes compensation paid, awarded or earned for services rendered during fiscal 2011, 2012 and 2013 by our President and Chief Executive Officer, our Senior Vice President and Chief Commercial Officer, our Senior Vice President, Research and Development and Chief Scientific Officer and our Vice President, Finance. We refer to these executive officers collectively as our “named executive officers.” As described more fully below, equity awards are presented in the following table based on their grant-date fair value, irrespective of future vesting conditions.

Name and Principal Position	Fiscal Year	Salary	Non-Equity Plan Performance Awards(1)	Option Awards(2)	Stock Awards(2)	All Other Compensation(3)	Total
Keith A. Katkin	2013	$578,782	$318,330	$393,840	$571,095	$24,327	$1,866,374
President and Chief	2012	$505,716	$306,367	$509,119	$234,950	$26,801	$1,582,953
Executive Officer	2011	$495,800	$185,925	$1,368,640	$261,250	$24,023	$2,335,638

Rohan Palekar (4)	2013	$371,520	$175,655	$98,460	$163,171	$62,015	$870,821
Senior Vice President	2012	$237,356	$83,160	$757,295	$169,000	$11,458	$1,258,269
Chief Commercial Officer	2011	$—	$—	$—	$—	$—	$—

Joao Siffert, M.D.	2013	$362,152	$174,026	$131,280	$217,560	$21,674	$906,692
Senior Vice President,	2012	$351,604	$141,872	$84,853	$54,575	$24,706	$657,610
Research and Development, Chief Scientific Officer	2011	$56,731	$89,578	$579,306	$—	$7,377	$732,992

Christine G. Ocampo	2013	$260,101	$89,296	$56,888	$78,350	$22,236	$506,871
Vice President, Finance	2012	$224,562	$82,006	$135,765	$37,000	$21,382	$500,715
	2011	$220,159	$57,173	$248,066	$47,025	$18,288	$590,711

(1)	Annual bonuses are presented as “non-equity plan performance awards.” Such amounts are determined and paid after the end of each fiscal year, but reflect individual and Company performance for the respective fiscal years reflected above.

(2)	This column reflects the aggregate grant date fair value of equity awards granted in 2013, 2012 or 2011 and is calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in the notes to our financial statements included in our Annual Reports on Form 10-K for each of the periods presented above.

(3)	“All Other Compensation” summarized in the table for fiscal 2013 for Mr. Katkin consists of $19,227 in medical, dental, vision, disability and life insurance premiums, as well as a healthcare reimbursement account and $5,100 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2012 for Mr. Katkin consists of $21,166 in medical, dental, vision, disability and life insurance premiums, and a healthcare reimbursement account and $5,635 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2011 for Mr. Katkin consists of $19,123 in medical, dental, vision, disability and life insurance premiums paid by us and $4,900 in matching contributions made by us under our 401(k) Plan.

“All Other Compensation” summarized in the table for fiscal 2013 for Mr. Palekar consists of $17,227 in medical, dental, vision, disability and life insurance premiums paid by us, $6,251 in matching contributions made by us under our 401(k) Plan and $38,537 in relocation expenses (including tax gross-up). “All Other Compensation” summarized in the table for fiscal 2012 for Mr. Palekar consists of $7,609 in medical, dental, vision, disability, and life insurance premiums paid by us and $3,849 in matching contributions made by us under our 401(k) Plan.

“All Other Compensation” summarized in the table for fiscal 2013 for Dr. Siffert consists of $17,217 in health savings account contributions and medical, dental, vision, disability and life insurance premiums paid by us and $4,457 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2012 for Dr. Siffert consists of $18,570 in health savings account contributions and medical, dental, vision, disability and life insurance premiums paid by us and $6,136 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2011 for Dr. Siffert consists of $6,838 in health savings account contributions and medical, dental, vision, disability and life insurance premiums paid by us and $539 in matching contributions made by us under our 401(k) Plan.

“All Other Compensation” summarized in the table for fiscal 2013 for Ms. Ocampo consists of $17,017 in medical, dental, vision, disability and life insurance premiums paid by us and $5,219 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2012 for Ms. Ocampo consists of $18,105 in medical, dental, vision, disability and life insurance premiums paid by us and $3,277 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2011 for Ms. Ocampo consists of $18,288 in medical, dental, vision, disability and life insurance premiums paid by us.

(4)	This person was not a named executive officer prior to fiscal 2012. Therefore, compensation information for years prior to fiscal 2012 is not required.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during fiscal 2013.

Name	Grant Date	Performance Stock Awards: Number of Shares of Stock or Units Granted		Option Awards: Number of Securities Underlying Options Granted(1)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Keith A. Katkin	12/17/2012	147,375	(3)	225,000	$2.59	$775,541
	12/17/2012	73,125	(4)			$189,394

Rohan Palekar	12/17/2012	36,844	(3)	56,250	$2.59	$193,886
	12/17/2012	26,156	(4)			$67,744

Joao Siffert, M.D.	12/17/2012	49,125	(3)	75,000	$2.59	$258,514
	12/17/2012	34,875	(4)			$90,326

Christine G. Ocampo	12/17/2012	21,288	(3)	32,500	$2.59	$112,024
	12/17/2012	8,963	(4)			$23,214

(1)	Options vest with respect to one quarter of the underlying shares on the first anniversary of the grant date, and then with respect to the remaining shares on a quarterly basis over the next three years so that the option is fully vested on the fourth anniversary of the grant date.

(2)	This column reflects the aggregate grant date fair value of equity awards granted in 2013 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(3)	Stock awards vest with respect to one quarter of the underlying shares on the first anniversary of the grant date, and then with respect to the remaining shares on an annual basis over the next three years so that the award is fully vested on the fourth anniversary of the grant date.

(4)	Stock awards begin to vest upon achievement of a revenue performance goal (“Achievement Date”). The stock awards vest with respect to one half of the underlying shares on the first anniversary of the Achievement Date, and then, with respect to the remaining shares, in equal installments on an annual basis over the next two years so that the award is fully vested on the third anniversary of the Achievement Date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at September 30, 2013 for our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)
Name	Exercisable	Unexercisable
Keith A. Katkin	75,000	—	$11.76	7/5/15	16,875	(2)	$71,381
	7,500	—	$11.68	12/7/15	66,686	(3)	$282,082
	130,960	—	$1.29	3/21/17	147,375	(4)	$623,396
	120,781	—	$2.41	9/10/17	73,125	(5)	$309,319
	317,212	—	$0.88	7/25/18	—		$—
	417,600	—	$1.74	11/27/19	—		$—
	300,000	100,000	$4.18	12/1/20	—		$—
	147,656	189,844	$1.85	12/15/21	—		$—
	—	225,000	$2.59	12/17/22	—		$—
Rohan Palekar	103,125	171,875	$3.38	4/3/22	12,500	(2)	$52,875
	—	56,250	$2.59	12/17/22	30,000	(3)	$126,900
	—	—	—	—	36,844	(4)	$155,850
	—	—	—	—	26,156	(5)	$110,640
Joao Siffert, M.D.	130,000	130,000	$2.74	9/6/21	4,570	(2)	$19,331
	3,516	31,640	$1.85	12/15/21	14,695	(3)	$62,160
	—	75,000	$2.59	12/17/22	49,125	(4)	$207,799
	—	—	—	—	34,875	(5)	$147,521
Christine G. Ocampo	65,000	—	$0.53	12/16/18	3,515	(2)	$14,868
	115,050	—	$1.74	11/27/19	9,452	(3)	$39,982
	54,375	18,125	$4.18	12/1/20	21,288	(4)	$90,048
	39,375	50,625	$1.85	12/15/21	8,963	(5)	$37,913
	—	32,500	$2.59	12/17/22	—		$—

(1)	Calculated by multiplying the number of unvested shares by $4.23, the closing price per share of our common stock on the NASDAQ Global Market on September 30, 2013.

(2)	The total award vests over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting quarterly thereafter over the next three years.

(3)	The total award vests over four years, with 25% vesting on the first anniversary of the achievement of a revenue-based performance goal and the remainder vesting quarterly thereafter over the next three years.

(4)	The total award vests over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting annually thereafter over the next three years.

(5)	The total award vests over three years, with 50% vesting on the first anniversary of the achievement of a revenue-based performance goal and the remainder vesting annually thereafter over the next two years.

Option Exercises and Stock Vested

The following table sets forth the vesting in fiscal 2013 of shares of restricted stock or restricted stock units held by the named executive officers, as well as the options exercised by our named executive officers during fiscal 2013.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Keith A. Katkin, President and Chief Executive Officer	215,438	$532,165	68,625	$222,119
Rohan Palekar, Senior Vice President and Chief Commercial Officer	—	—	6,250	$18,750
Joao Siffert, M.D., Senior Vice President, Research and Development, Chief Scientific Officer	21,094	$49,944	8,900	$32,831
Christine G. Ocampo, Vice President, Finance	57,700	$138,640	11,798	$37,361

(1)	Amount represents the difference, if positive, between the fair value of the underlying common stock on the date of vesting and the exercise price of the award (if any); stock awards (granted as restricted stock units) do not have an exercise price.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2013.

Nonqualified Deferred Compensation

During fiscal 2013, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements with each of the named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the Compensation Discussion and Analysis. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our named executive officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. These arrangements are described below.

Change of Control Agreements. We have entered into change of control agreements with each of our named executive officers. The change of control agreements provide certain severance benefits to each officer if his or her employment is terminated within 12 months following a “change of control,” which shall have occurred if (i) any person or entity, including a group deemed to be a person under Section 14(d)(2) of the Exchange Act, becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s securities entitled to vote in the election of directors of the Company; or (ii) as a result of or in connection with a proxy solicitation made by a third party pursuant to Regulation 14A of the Exchange Act, the individuals who were our directors immediately before the election cease to constitute a majority of the Board; or (iii) there occurs a reorganization, merger, consolidation or other corporate transaction to which we are a party and in which our stockholders immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company; or (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed, other than in connection with a bankruptcy, insolvency or other similar proceeding, or an assignment for the benefit of creditors.

These severance benefits will be paid only if (i) the termination of employment occurs subsequent to the signing of an agreement, the consummation of which would result in a change of control, or within 12 months following the change of control, and (ii) the termination was without “cause” or was a “resignation for good reason” (as such terms are defined). If these conditions are met for a particular officer, he or she will receive severance payments equal to either 12 months (for Vice Presidents), 18 months (for Ms. Ocampo) or 24 months (for Senior Vice Presidents and above) of base salary, plus an amount equal to the greater of (A) the aggregate bonus payment(s) received by such officer in the Company’s preceding fiscal year or (B) the officer’s then-current target bonus amount; provided, however, that if the officer ceases to be employed due to a “disability change of control termination” (as defined in the change of control agreement), then the severance payment will be prorated by a fraction, the numerator of which is the number of days elapsed from the date of the change of control (or the signing of an agreement, the consummation of which will result in a change of control, if such death or disability occurs prior to the actual change of control) through the date of termination, and the denominator of which is 365. Additionally, the vesting of outstanding equity awards will accelerate and the officer will be entitled to up to 12 months of post-termination benefits continuation under COBRA. Messrs. Katkin and Palekar and Dr. Siffert, as senior executive officers, are entitled to severance payments equal to 24 months of base salary, while Ms. Ocampo is entitled to severance payments equal to 18 months of base salary.

Severance Benefits without a Change of Control. The employment agreement with Mr. Katkin confers certain severance benefits even in the absence of a change of control. In the event Mr. Katkin is terminated without “cause” or he resigns for “good reason” (as such terms are defined) in the absence of a change of control, he will be eligible to receive severance benefits in an amount equal to one year of base salary, plus accelerated vesting of all outstanding equity awards.

Change of Control Provisions in Equity Plans. Under the Company’s 2005 Plan, in any change of control transaction (e.g., the acquisition of the Company by way of merger), if the successor corporation does not assume outstanding awards or issue substitute awards, then the vesting of such awards will accelerate so that they are fully exercisable. The Compensation Committee may also, in its discretion, elect to accelerate the vesting of any or all outstanding awards even if the successor corporation will assume such awards or provide for substitute awards. The vesting of certain options granted to non-employee directors under the 2005 Plan will automatically accelerate immediately prior to any change of control transaction. Additionally, the 2005 Plan provides that if a successor corporation assumes outstanding awards (or issues replacement awards) and the award holder is terminated without cause within 12 months following the change of control, then the vesting of awards then held by that person will automatically accelerate. In the event of a proposed dissolution or liquidation of the Company, the Board may cause awards granted under the 2005 Plan to be fully vested and exercisable (but not after their expiration date) before the dissolution is completed, but contingent on its completion. See “Summary of the 2014 Plan—Corporate Transactions” on page 15 for a discussion of change of control provisions in the 2014 Plan.

Potential Payments upon Termination or Change of Control

The table below shows the benefits potentially payable to each of our named executive officers if a change of control termination occurred on September 30, 2013 (after giving effect to the compensation actions taken by the Compensation Committee in November 2013). The closing price per share of our common stock on The NASDAQ Global Market on September 30, 2013 (which was the last business day of fiscal 2013) was $4.23.

Name	Base Salary ($)(1)	Bonus Payment ($)	Accelerated Vesting of Options($)(2)	Accelerated Vesting of Restricted Stock($)(3)	Total ($)
Keith A. Katkin (4)	$1,157,564	$289,391	$825,829	$1,286,178	$3,558,962
Rohan Palekar (5)	$743,040	$148,608	$238,344	$446,265	$1,576,257
Joao Siffert, M.D. (6)	$724,305	$144,861	$392,003	$436,811	$1,697,980
Christine G. Ocampo (7)	$390,152	$78,030	$174,694	$182,812	$825,688

(1)	Reflects potential payments based on salaries as of October 1, 2013.

(2)	The value of the accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2013 ($4.23), multiplied by the number of options that would have been accelerated upon a change of control occurring on September 30, 2013.

(3)	The dollar value of restricted stock was calculated using the last reported stock price for fiscal 2013 ($4.23).

(4)	Based on 514,844 shares underlying unvested stock options and 304,061 shares of restricted stock outstanding as of September 30, 2013.

(5)	Based on 228,125 shares underlying unvested stock options and 105,500 shares of restricted stock outstanding as of September 30, 2013.

(6)	Based on 236,640 shares underlying unvested stock options and 103,265 shares of restricted stock outstanding as of September 30, 2013.

(7)	Based on 101,250 shares underlying unvested stock options and 43,218 shares of restricted stock outstanding as of September 30, 2013.

The table below shows the benefits potentially payable to Mr. Katkin if his employment was terminated on September 30, 2013 without cause or if he chose to resign for good reason in the absence of a change of control.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options ($)(1)	Accelerated Vesting of Restricted Stock ($)(2)	Total($)(3)
Keith A. Katkin	$578,782	—	$825,829	$1,286,178	$2,690,789

(1)	The value of the accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2013 ($4.23), multiplied by the number of options that would have been accelerated upon a termination without cause or a resignation for good reason occurring on September 30, 2013.

(2)	The dollar value of restricted stock was calculated using the last reported stock price for fiscal 2013 ($4.23).

(3)	Based on 514,844 shares underlying unvested stock options and 304,061 shares of restricted stock outstanding as of September 30, 2013.

401(k) Plan

We have established and maintain a retirement savings plan under Section 401(k) of the Internal Revenue Code. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. Our 401(k) plan permits us to make matching contributions on behalf of eligible employees, and we currently make these matching contributions up to a maximum amount of 50% of the first 4% of salary contributed to the plan per year. In fiscal 2013, the total value of the Company’s matching contributions on behalf of the named executive officers was $21,027.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

A summary of the non-employee director compensation arrangements for fiscal 2014 (effective October 1, 2013) is set forth below.

Retainer and Meeting Fees
Annual Board Retainer Fee:
All non-employee directors	$40,000
Annual Chairperson Retainer Fees: *
Chairman of the Board	$30,000
Audit Committee Chairperson	$25,000
Compensation Committee Chairperson	$15,000
Corporate Governance or Science Committee Chairperson	$10,000
Annual Committee Member Retainer Fees: *
Audit Committee	$10,000
Compensation Committee	$7,500
Corporate Governance or Science Committee	$5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.

In fiscal 2013, the Company awarded restricted stock units representing 38,900 shares of common stock to each non-employee director. These awards vest over one year. The total grant-date value of these awards was $110,476, based on a closing stock price of $2.84 on the NASDAQ Global Market on the date of grant.

The Compensation Committee and the Board reassesses the appropriate level of equity compensation for non-employee directors on an annual basis. Future equity compensation payments will be determined on a year-by-year basis for the foreseeable future due to the volatility of the Company’s stock price.

The following table shows the compensation earned in fiscal 2013 by the Company’s non-employee directors.

Name	Fees Earned in Fiscal 2013	Stock Awards(1)	Total
Stephen G. Austin (2)	$12,806	$—	$12,806
Hans E. Bishop	$55,000	$55,238	$110,238
Charles A. Mathews (3)	$20,054	$—	$20,054
David J. Mazzo, Ph.D.	$60,000	$110,476	$170,476
Corinne H. Nevinny (4)	$37,461	$176,801	$214,262
Dennis G. Podlesak	$53,459	$110,476	$163,935
Craig A. Wheeler	$115,204	$110,476	$225,680
Scott M. Whitcup, M.D.	$55,000	$110,476	$165,476

(1)

The value of the stock awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are included in notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(2)	Mr. Austin resigned from the Board effective December 4, 2012.

(3)	Mr. Mathews resigned from the Board effective October 31, 2012. His fees earned in fiscal 2013 includes $15,000 paid in fiscal 2013 for services through September 30, 2012.

(4)	Ms. Nevinny was appointed to the Board effective March 11, 2013.

Director Ownership Guidelines

In July 2013, the Compensation Committee adopted stock ownership guidelines for non-employee directors requiring each non-employee director to hold a number of shares of Common Stock with a value equal to three times the amount of the annual cash retainer. Based on the cash retainer for fiscal 2013, this equated with a stock ownership target value of $120,000. For purposes of this requirement, a Director’s holdings include shares or units granted to the Director as compensation for Board service and shares or units held under a deferral or similar plan. A Director has five years from the date of (a) his or her first election as a Director or (b) if later, an increase in the amount of Avanir stock required to be held, to satisfy this ownership requirement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.avanir.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

No member of the Audit Committee is a professional accountant or auditor. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2013. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

Submitted by the Audit Committee of the Board of Directors

Corinne H. Nevinny, Chairperson

Hans E. Bishop

Craig A. Wheeler

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the 2015 annual meeting proxy materials must be received by the Secretary of the Company no later than September 5, 2014, or otherwise as permitted by applicable law (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Additionally, stockholders who intend to present a stockholder proposal at the 2015 annual meeting must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the date of the annual meeting; provided, however, that if the 2015 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary date of the 2014 annual meeting, then stockholders must provide notice within time periods specified in our Bylaws. Notice must be tendered in the proper form prescribed by our Bylaws. Proposals not meeting the requirements set forth in our Bylaws will not be entertained at the meeting.

Additionally, any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Stockholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Corporate Governance Committee is not required to consider director candidates received after this date or without the required questionnaire. The Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our annual report to stockholders for the fiscal year ended September 30, 2013, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2013 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the proxy statement, annual report and Notice, by delivering a single Notice and, if applicable, a single set of proxy materials to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one Notice and, if applicable, a single set of proxy materials to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our Notice and/or other proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the Notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the Notice and, if applicable, other proxy materials, as requested, to a stockholder at a shared address to which a single copy of the Notice and/or other proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact the Company’s investor relations department at 20 Enterprise, Suite 200, Aliso Viejo California 92656 or by telephone at (949) 389-6700. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact your brokerage firm or bank.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN

THE ENCLOSED PROXY.

Annex A

AVANIR PHARMACEUTICALS, INC. 2014 INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures relating to the Plan; determine whether Awards should be settled in cash and/or shares of Stock; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 17,000,000. Up to the total number of shares available for awards to Employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) net of shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, terminates or is forfeited prior to the issuance of Stock thereunder, (ii) by treating as having been delivered any shares of Stock underlying the portion of any Award that is settled in Stock, and (iii) by treating as having been delivered any shares of Stock withheld by the Company from an Award in payment of the exercise price of any Award requiring exercise or in satisfaction of the tax withholding requirements with respect to any Award. Each share of Stock subject to an Award consisting of Stock Options or SARs shall be counted against the share pool as one (1.0) share of Stock. Each share of Stock subject to an Award that does not consist of Stock Options or SARs shall be counted against the share pool as 1.32 shares of Stock. Any shares of Stock that again because available for delivery under the Plan pursuant to clause (i) above shall be added back to the share pool in an amount determined in accordance with the preceding sentence. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares of Stock available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted or, in the case of Cash Awards, payable to any person in any calendar year:

(1)	Stock Options: 2,000,000 shares of Stock.

(2)	SARs: 2,000,000 shares of Stock.

(3)	Awards other than Stock Options, SARs or Cash Awards: 2,000,000 shares of Stock.

(4)	Cash Awards: $2,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock subject to those Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among key Employees and directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are Employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to either the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933, as amended), subject to such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the

Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B), (C), and (D) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C), (D) and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of six months and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) All Awards (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act, or any stock exchange or similar rule adopted under said Section.

(6) Taxes. The grant of an Award and the delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary or appropriate. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(7) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan or in any Award, will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan; nor will anything in the Plan or in any Award affect the right of the Company or its Affiliates to discharge or discipline a Participant at any time. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Criterion or Criteria in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Criterion or Criteria, will certify whether it or they have been attained.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(11) Section 409A. Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(12) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

(b) Stock Options and SARs.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the fair market value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

(4) Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above); provided, however, that, if a Participant still holding an outstanding but unexercised NSO or SAR ten (10) years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than ten (10) years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated Employees from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the maximum term of such Award will instead be deemed to expire on the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines, it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock (as determined in accordance with this Section 7(a)(2)), the Award may be cancelled with no payment due hereunder.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction. Notwithstanding any of the foregoing, in the event of a Covered Transaction other than a dissolution or liquidation of the Company, each Award held by a Non-Employee Director shall accelerate and vest in full upon the consummation of such Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above (other than with respect to any Award held by a Non-Employee Director) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company, or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan and, to the extent permitted under applicable law, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12. ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13. GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchange or other trading system on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Central District of California; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment (i) the Participant’s material breach of the Plan, an Award agreement, or any confidentiality agreement between the Company and the Participant; (ii) the Participant’s failure or refusal to comply with the Company’s Employee Manual, the Company’s Code of Business Conduct and Ethics, or other policies or procedures established by the Company; (iii) the Participant’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the Participant’s misappropriation (or attempted misappropriation) of any of the Company’s funds or material property; (v) the Participant’s commission of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; or (vi) the Participant’s willful misconduct or substantial failure to perform his or her duties and responsibilities to the Company or substantial negligence in the performance of such duties and responsibilities.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Avanir Pharmaceuticals, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates, which may include service as a director, consultant or independent contractor. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“Non-Employee Director”: Any person who is a member of the Board but is not an Employee and has not been an Employee at any time during the preceding twelve (12) months.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; regulatory and/or clinical development progress; intellectual property protection; and any other performance metric designed to increase shareholder value. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Avanir Pharmaceuticals, Inc. 2014 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash and/or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

*        *        *

Annex B

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

AVANIR PHARMACEUTICALS, INC.

Avanir Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March, 10, 2009.

2. This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article 4, Section 4.1 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.1 This Corporation is authorized to issue a total of three hundred ten million shares (310,000,000), consisting of two classes of shares, designated respectively Common Stock (the “Common Stock”), and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is three hundred million (300,000,000), $0.0001 par value. The authorized number of shares of Preferred Stock is ten million (10,000,000), $0.0001 par value.

4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Amended Certificate of Incorporation to be signed as of the      day of                     , 2014.

AVANIR PHARMACEUTICALS, INC.

By:
Keith A. Katkin President and Chief Executive Officer

B-1

AVANIR PHARMACEUTICALS, INC.

20 ENTERPRISE, SUITE 200

ALISO VIEJO, CA 92656

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVANIR PHARMACEUTICALS, INC.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

01) Corinne H. Nevinny

02) Dennis G. Podlesak

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:		For	Against	Abstain

2.	Ratification of selection of KMJ Corbin & Company, LLP as independent registered public accounting firm for the fiscal year ending September 30, 2014.	☐	☐	☐

3.	Advisory (non-binding) vote on the Company’s executive compensation.	☐	☐	☐

4.	Approval of 2014 Incentive Plan.	☐	☐	☐

5.	Amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000 shares.	☐	☐	☐

For address change/comments, mark here (see reverse for instructions).				☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AVANIR PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

February 12, 2014 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Keith A. Katkin and Christine G. Ocampo, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Avanir Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on February 12, 2014 at the Renaissance Club Sport Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, California, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxy holders on all other matters that may come before the meeting.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side